SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Dow Chemical Company

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The Dow Chemical Company

Midland, Michigan 48674

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 9, 2013 AT 10:00 A.M. EDT

March 28, 2013

Dear Stockholder of The Dow Chemical Company:

We are pleased to invite you to the Annual Meeting of Stockholders of The Dow Chemical Company (the “Meeting”) to be held on Thursday, May 9, 2013, at 10:00 a.m. Eastern Daylight Time, at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. A map is printed on the back page of this Proxy Statement and is also included on your admittance ticket. At the Meeting, stockholders will vote on the following matters either by proxy or in person:

•	Election of the ten Directors named in the attached Proxy Statement.

•	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2013.

•	Advisory Resolution to Approve Executive Compensation.

•	One proposal submitted by a stockholder, if properly presented.

•	Transaction of any other business as may properly come before the Meeting.

Your vote is important. Whether or not you plan on attending the Meeting, please vote your shares as soon as possible on the Internet, by telephone or by mail. Your Board of Directors has set the close of business on March 18, 2013, as the record date for determining stockholders who are entitled to receive notice of the Meeting and any adjournment, or postponement, and who are entitled to vote. A list of stockholders entitled to vote shall be open to any stockholder for any purpose relevant to the Meeting for ten days before the Meeting, during normal business hours, at the Office of the Corporate Secretary, 2030 Dow Center, Midland, Michigan.

A ticket of admission or proof of stock ownership is necessary to attend the Meeting. A ticket is included with your proxy materials. Stockholders with registered accounts or who are in the Dividend Reinvestment Program or employees’ savings plans should check the box on the voting form if attending in person. Other stockholders holding stock in nominee name or beneficially through a bank or broker (in “street name”) need only bring their ticket of admission. Street name holders without tickets will need proof of record date ownership for admission to the Meeting, such as a March 2013 brokerage statement or letter from the bank or broker. Questions may be directed to 877-227-3294 (a toll-free telephone number in the United States and Canada) or 989-636-1792, or faxed to 989-638-1740.

Since seating is limited, the Board has established the rule that only stockholders or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms) may attend. Proxy holders are asked to present their credentials in the lobby before the Meeting begins. If you are unable to attend the Meeting, please listen to the live audio webcast at the time of the Meeting, or the audio replay after the event, at www.DowGovernance.com.

Thank you for your continued support and your interest in The Dow Chemical Company.

Charles J. Kalil

Executive Vice President,

General Counsel and Corporate Secretary

®™ Trademark of The Dow Chemical Company

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	10:00 am (Eastern Daylight Time) on May 9, 2013
• Place:	Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan
• Record Date:	March 18, 2013

Meeting Agenda and Voting Recommendations

Agenda Item		Board Recommendation	Page
(1)	Election of 10 Directors	FOR EACH NOMINEE	X
(2)	Ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	FOR	X
(3)	Advisory Resolution to Approve Executive Compensation	FOR	X
(4)	Stockholder Proposal on Executive Stock Retention	AGAINST	X

Board Nominees

Each director nominee is elected annually by a majority of votes cast. The following table provides summary information about each director nominee.

Nominee	Age	Director Since	Principal Occupation	Committees
Arnold A. Allemang	70	1996	Former Senior Advisor, The Dow Chemical Company	EHS&T
Ajay Banga	53	2013	President and Chief Executive Officer, MasterCard
Jacqueline K. Barton	60	1993	Professor of Chemistry & Chair, Division of Chemistry & Chemical Engineering, California Institute of Technology	EHS&T (Chair)
James A. Bell	64	2005	Former Executive Vice President, Corporate President & CFO, The Boeing Company	Audit (Chair) Governance
Jeff M. Fettig (Lead Director)	55	2003	Chief Executive Officer and Chairman, Whirlpool Corporation	Compensation Governance (Chair)
Andrew N. Liveris	58	2004	President, Chief Executive Officer and Chairman, The Dow Chemical Company
Paul Polman	56	2010	Chief Executive Officer, Unilever PLC/NV	EHS&T
Dennis H. Reilley	59	2007	Former Non-Executive Chairman, Covidien, Ltd.	Compensation (Chair) Governance
James M. Ringler	67	2001	Chairman, Teradata Corporation	Audit
Ruth G. Shaw	64	2005	Former Executive Advisor, Duke Energy Corporation	Audit

Financial Highlights

2012 was a challenging year due to the ongoing slow and volatile growth of the global economy. Dow maintained its earnings growth trajectory through the first half of 2012. However, the second half of 2012 saw significant deterioration in the markets we serve, particularly in China. In response, Dow identified and took aggressive action to mitigate the effects of a slow-to-no-growth global environment – decisively deploying cost reduction and cash flow improvement levers, and driving aggressive portfolio management to mitigate the impact of downward adjustments to growth forecasts. Despite these efforts, Dow fell short of its profit plan for the year.

These results have driven a below target payout for our 2012 Performance Award Program and all three current outstanding performance shares plans are tracking below target payout levels, reflecting the connection between performance and pay.

Through hard work, focus and discipline, the Company achieved several significant milestones in 2012.

•	Launched $2.5 billion of cost reduction and cash flow improvement actions in response to volatile macro-economic conditions
•	Generated nearly $8 billion in cash from operations over the two year period ending December 31, 2012, in line with our stated target

2013 DOW PROXY STATEMENT	3

•	Increased dividends declared per share by 34% in 2012 vs. 2011
•

Achieved significant milestones with key, enterprise growth projects – U.S. Gulf Coast investments and Sadara Chemical Company – investments that will further enhance our industry-leading, low-cost feedstock position

•	Maintained focus on investment grade rating – received an upgrade from Moody’s
•

K-Dow Arbitration resulted in a $2.16 Billion Partial Award issued in the Company’s favor by the International Court of Arbitration of the International Chamber of Commerce (ICC). On March 4, 2012 the Company received the release of the Final Award representing the awarding of additional costs and interest with the two awards totaling $2.48 Billion

Set forth below is the fiscal 2012 compensation for each named executive officer. See notes accompanying the Summary Compensation Table on page 34 for more information.

Compensation Highlights

Named Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Andrew Liveris	2012	1,808,333	0	8,446,171	4,840,080	1,368,640	6,160,388	366,055	22,989,668
William Weideman	2012	836,815	0	2,408,410	1,380,079	407,001	3,465,782	29,469	8,527,557
Charles Kalil	2012	951,618	0	2,408,410	1,380,079	459,478	2,798,980	70,339	8,068,904
Carol Williams	2012	900,110	0	2,408,410	1,380,079	454,670	3,028,396	65,858	8,237,524
James Fitterling	2012	836,636	35,518	2,408,410	1,380,079	424,879	2,853,921	53,243	7,992,687

For fiscal year 2012, our Compensation and Leadership Development Committee continued its practice of awarding a significant majority of total compensation to the named executive officers in the form of performance-based incentive compensation, with only a minority of the total potential compensation being provided in the form of base salary.

We encourage you to read our Compensation Discussion and Analysis (CD&A) beginning on page 20, which describes our pay for performance philosophy.

Corporate Governance Highlights

Board Independence

•	8 of 10 Directors standing for re-election are Independent
•	Independent Lead Director with clearly identified roles and responsibilities (Jeff Fettig)
•	Retirement Age (72)

Director Elections

•	Annual Board elections
•	Directors are elected by a majority of votes cast

Stockholder Rights

•	Stockholder right to call special meetings
•	No super-majority voting requirements

Corporate/Sustainability Highlights

•	Named for 12th time to Dow Jones Sustainability World Index, with overall score 33 percentage points higher than industry group average.
•	Published Annual Sustainability Report based on Global Reporting Initiative guidelines, receiving A+ designation for completeness and accuracy.
•	Signed strategic partnership with The University of Queensland to establish the Dow Centre for Sustainable Engineering Innovation.
•	Published annual collaboration report and first pilot site outcomes (Freeport) from breakthrough collaboration with The Nature Conservancy.
•	Received 22 American Chemistry Council Responsible Care® Area Awards and 23 Honorable Mentions from 187 nominations worldwide – a record-high for Dow.
•	Continued strong progress toward 2015 Sustainability goals:
•	Sustainable Chemistry – increased percentage of sales highly advantaged by sustainable chemistry, and aggregate Sustainable Chemistry Index.
•	Breakthroughs to World Challenges – from over 30 business-supported candidates, declared Omega-9 Healthy Oils as first “Breakthrough.”
•	Addressing Climate Change/Energy Efficiency and Conservation – added commitment to maintain absolute GHG emission below 2006 levels.
•	Product Safety Leadership – 100% of High Priority chemicals and products accounting for more than 80% of annual revenue now covered.
•	Contributing to Community Success – continue to re-measure sites against their baselines with positive progress.
•	Local Protection of Human Health and the Environment – all goals meeting or exceeding targets.

2013 ANNUAL MEETING OF STOCKHOLDERS

THE DOW CHEMICAL COMPANY

Notice of the Annual Meeting and Proxy Statement

This Proxy Statement is issued in connection with the 2013 Annual Meeting of

Stockholders of The Dow Chemical Company to be held on May 9, 2013.

2013 DOW PROXY STATEMENT	5

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON

THURSDAY, MAY 9, 2013 AT 10:00 A.M. EDT

The 2013 Proxy Statement and 2012 Annual Report (with Form 10-K)

are available at https://materials.proxyvote.com/260543

VOTING PROCEDURES

In the following pages of this Proxy Statement, you will find information on your Board of Directors, the candidates for election to the Board, and three other agenda items to be voted upon at the Annual Meeting of Stockholders (the “Meeting”) and any adjournment or postponement of that Meeting. The background information in this Proxy Statement has been supplied to you at the request of the Board of Directors to help you decide how to vote and to provide information on the Company’s corporate governance and compensation practices. References in this document to the Company and Dow mean The Dow Chemical Company. This Proxy Statement is first being distributed to stockholders on or about March 28, 2013.

Vote Your Shares in Advance

You may vote your shares through the Internet, by telephone or by signing and returning the enclosed proxy or other voting form. Your shares will be voted if the voting form is properly executed and received by the independent Inspector of Election prior to the Meeting. If no specific choices are made by you when you execute your voting form, as explained on the form, your shares will be voted as recommended by your Board of Directors.

You may revoke your voting instructions at any time before its use at the Meeting by sending a written revocation, by submitting another proxy or voting form on a later date, or by attending the Meeting and voting in person. No matter which voting method you choose, however, you should not vote any single account more than once unless you wish to change your vote. Be sure to submit votes for each separate account in which you hold Dow shares.

Confidential Voting

The Company has a long-standing policy of vote confidentiality. Proxies and ballots of all stockholders are kept confidential from the Company’s management and Board unless disclosure is required by law and in other limited circumstances. The policy further provides that employees may confidentially vote their shares of Company stock held by the Company’s employees’ savings plans, and requires the appointment of an independent tabulator and inspector of election for the Meeting.

Dividend Reinvestment Plan Shares and Employees’ Savings Plans Shares

If you are enrolled in the dividend reinvestment plan (“DRP”), the shares of common stock owned on the record date by you directly, plus all shares of common stock held for you in the DRP, will appear together on a single voting form. The DRP administrator, Computershare Trust Company, N.A., will vote all shares of stock held in your DRP account as directed by you only if you return your proxy form. If no specific instruction is given on an executed proxy form, the DRP administrator will vote as recommended by your Board of Directors.

Participants in various employees’ savings plans, including The Dow Chemical Company Employees’ Savings Plan (each a “Plan” or the “Plans”), will receive, as appropriate, a confidential voting instruction form. Your executed form will provide voting instructions to the respective Plan Trustee. If no instructions are provided, the Trustees will vote the respective Plan shares according to the provisions of each Plan.

To allow sufficient time for voting by the Trustees and/or administrators of the Plans, your voting instructions must be received by 11:59 p.m. Eastern Time on May 6, 2013.

Dow Shares Outstanding and Quorum

At the close of business on the record date, March 18, 2013, there were 1,208,129,785 shares of Dow common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote. There were 4,000,000 shares of Series A Cumulative Convertible Perpetual Preferred Stock outstanding; however, no such shares of preferred stock outstanding as of the record date are entitled to vote. The holders of at least 50% of the issued and outstanding shares of common stock entitled to vote that are present in person or represented by proxy constitutes a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Meeting. Broker non-votes occur when a person holding shares in street name, meaning through a brokerage firm, does not provide instructions as to how to vote their shares and the broker is not permitted to exercise voting discretion. Under New York Stock Exchange rules, your

6	2013 DOW PROXY STATEMENT

VOTING PROCEDURES (continued)

broker may vote shares held in street name on the Ratification of the Appointment of the Independent Registered Public Accounting Firm without instruction from you, but may not vote on any other matter to be voted on at the Annual Meeting without instruction from you.

Proxies on Behalf of the Dow Board

Your Board of Directors is soliciting proxies to provide an opportunity to all stockholders of record to vote on agenda items, whether or not the stockholders are able to attend the Meeting or an adjournment or postponement thereof. Proxies may be solicited on behalf of the Board in person, by mail, by telephone or by electronic communication by Dow officers and employees. The proxy representatives of the Board of Directors will not be specially compensated for their services in this regard.

Dow has retained D. F. King & Co., Inc. to aid in the solicitation of stockholders (primarily brokers, banks and other institutional investors) for an estimated fee of $50,000, plus out-of-pocket expenses. Arrangements have been made with brokerage houses, nominees and other custodians and fiduciaries to send materials to their principals, and their reasonable expenses will be reimbursed on request. The cost of solicitation will be borne by the Company.

2013 DOW PROXY STATEMENT	7

Agenda Item 1

CANDIDATES FOR ELECTION AS DIRECTOR

In accordance with the recommendation of the Governance Committee, the Board of Directors has nominated Arnold A. Allemang, Ajay Banga, Jacqueline K. Barton, James A. Bell, Jeff M. Fettig, Andrew N. Liveris, Paul Polman, Dennis H. Reilley, James M. Ringler and Ruth G. Shaw for election as Directors, to serve for a one-year term that expires at the Annual Meeting in 2014, and until their successors are elected and qualified. John B. Hess is not standing for re-election at the Annual Meeting, and the Board thanks him for his exemplary service to the Company.

Each nominee is currently serving as a Director and each has consented to serve for the new term. Director Ajay Banga joined the Board following the 2012 Annual Meeting having been elected by the Board to serve as a Director effective February 15, 2013. Mr. Banga was recommended for nomination as a Director by the Company’s Chairman and several independent Directors. All other nominees have previously been elected as Directors by the Company’s stockholders. Information in the biographies below is current as of February 18, 2013. Please see pages 15 to 17 for additional information on “Director Qualifications and Diversity.”

The Board of Directors unanimously recommends a vote FOR the election of ALL of these nominees as Directors.

The Company’s Bylaws prescribe the voting standard for election of Directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of Directors to be elected. Under this standard, a nominee must receive more “for” than “against” votes to be elected. Abstentions and broker non-votes are not included. Under the Company’s Corporate Governance Guidelines, if a nominee who already serves as a Director is not elected, that nominee shall offer to tender his or her resignation to the Board. The Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will publicly disclose its decision regarding whether to accept or reject the resignation. As explained on the accompanying proxy, it is the intention of the persons named as proxies to vote executed proxies “for” the candidates nominated by the Board unless voting instructions are provided. If something unanticipated should occur prior to the Annual Meeting making it impossible for one or more of the candidates to serve as a Director, votes will be cast in the best judgment of the persons authorized as proxies.

The New York Stock Exchange rules do not permit brokers discretionary authority to vote in the election of directors. Therefore, if you hold your shares of Company common stock in street name and do not provide voting instructions to your broker, your shares will not be voted in the election of directors. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on this matter. Please follow the instructions set forth in the voting information provided by your bank or broker.

Arnold A. Allemang, 70. Director since 1996.
The Dow Chemical Company – Employee of Dow 1965-2008. Manufacturing General Manager, Dow Benelux N.V.* 1992-1993. Regional Vice President, Manufacturing and Administration, Dow Benelux N.V.* 1993. Vice President, Manufacturing Operations, Dow Europe GmbH* 1993-1995. Dow Vice President and Director of Manufacturing and Engineering 1996-1997. Dow Vice President, Operations 1997-2000. Executive Vice President 2000-2004. Senior Advisor 2004-2008. Member of the Advisory Board for RPM Ventures; the President’s Circle of Sam Houston State University; and the American Chemical Society.

*	A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of February 18, 2013.) Dow Benelux N.V., Dow Chemical Pacific Limited and Dow Europe GmbH – all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

8	2013 DOW PROXY STATEMENT

CANDIDATES FOR ELECTION AS DIRECTOR (continued)

Ajay Banga, 53. President and Chief Executive Officer, MasterCard Incorporated and MasterCard International. Director since February 2013.

MasterCard (a provider of financial services) – President and Chief Executive Officer, July 2010 to date; Board Member, April 2010 to date; President and Chief Operating Officer of MasterCard Incorporated and MasterCard International, August 2009-July 2010. Citigroup (a provider of financial services) – Chief Executive Officer of Citigroup Asia Pacific region, March 2008-August 2009. Previous positions from 1996 to 2009 included Chairman and Chief Executive Officer of Citigroup’s International Global Consumer Group, Executive Vice President of Citigroup’s Global Consumer Group, President of Citigroup’s Retail Banking North America, business head for CitiFinancial and the U.S. Consumer Assets Division and division executive for the consumer bank in Central/Eastern Europe, Middle East, Africa, and India. PepsiCo (a worldwide food and beverage company) – 1994-1996. Nestlé (a worldwide food company) – 1981-1994. Chairman of the U.S.-India Business Council. Member of the Executive Committee of the Business Roundtable and chair of its Information and Technology Initiative. Member of the Council on Foreign Relations, the International Advisory Board of the Moscow School of Management (Skolkovo), The Economic Club of New York, The Financial Services Roundtable and the board of the New York City Ballet. Fellow of the Foreign Policy Association and was awarded the Foreign Policy Association Medal in 2012.

Director of MasterCard. Former director of Kraft Foods Group, Inc. (2007-May 2012).

Jacqueline K. Barton, 60. Arthur and Marian Hanisch Memorial Professor of Chemistry, Chair, Division of Chemistry and Chemical Engineering, California Institute of Technology. Director since 1993.

California Institute of Technology: Professor of Chemistry 1989 to date, Arthur and Marian Hanisch Memorial Professor of Chemistry 1997 to date. Chair, Division of Chemistry and Chemical Engineering, 2009 to date. Assistant Professor of Chemistry and Biochemistry, Hunter College, City University of New York 1980-1982. Columbia University: Assistant Professor 1983-1985, Associate Professor 1985-1986, Professor of Chemistry and Biological Sciences 1986-1989. Recipient of the 2010 National Medal of Science, the highest honor bestowed by the United States government on scientists. Named a MacArthur Foundation Fellow 1991, the American Academy of Arts and Sciences Fellow 1991, the American Philosophical Society Fellow 2000, National Academy of Sciences member 2002 and Institute of Medicine member 2012. Named Outstanding Director 2006 by the Outstanding Director Exchange (ODX).

Former Member of the Gilead Sciences Scientific Advisory Board (1989-2008).

James A. Bell, 64. Former Executive Vice President, Corporate President and Chief Financial Officer, The Boeing Company. Director since 2005.

The Boeing Company (an aerospace company and manufacturer of commercial jetliners and military aircraft) – Executive Vice President, Corporate President and Chief Financial Officer, 2008 to February 2012; Executive Vice President, Finance and Chief Financial Officer 2003-2008; Senior Vice President of Finance and Corporate Controller 2000-2003. Previous positions include Vice President of Contracts and Pricing for Boeing Space and Communications 1996-2000; Director of Business Management of the Space Station Electric Power System at Boeing Rocketdyne unit 1992-1996. Member of the Board of Directors of The Chicago Urban League. Member of the World Business Chicago, the Chicago Economic Club, and the Commercial Club of Chicago.

Director of J.P. Morgan Chase & Co.

2013 DOW PROXY STATEMENT	9

CANDIDATES FOR ELECTION AS DIRECTOR (continued)

Jeff M. Fettig, 55. Chairman and Chief Executive Officer of Whirlpool Corporation. Director since 2003.

Whirlpool Corporation (a manufacturer of home appliances) – Chairman and Chief Executive Officer 2004 to date; President and Chief Operating Officer 1999-2004; Executive Vice President 1994-1999; President, Whirlpool Europe and Asia 1994-1999; Vice President, Group Marketing and Sales, North American Appliance Group 1992-1994; Vice President, Marketing, Philips Whirlpool Appliance Group of Whirlpool Europe B.V. 1990-1992; Vice President, Marketing, KitchenAid Appliance Group 1989-1990; Director, Product Development 1988-1989.

Director of Whirlpool Corporation.

Andrew N. Liveris, 58. Dow President, Chief Executive Officer and Chairman. Director since 2004.

Employee of Dow since 1976. General manager of Dow’s Thailand operations 1989-1992. Group business director for Emulsion Polymers and New Ventures 1992-1993. General manager of Dow’s start-up businesses in Environmental Services 1993-1994. Vice President of Dow’s start-up businesses in Environmental Services 1994-1995. President of Dow Chemical Pacific Limited* 1995-1998. Vice President of Specialty Chemicals 1998-2000. Business Group President for Performance Chemicals 2000-2003. President and Chief Operating Officer 2003-2004. President and Chief Executive Officer 2004 to date and Chairman 2006 to date.

Chairman of the U.S. Business Council and The International Council of Chemical Associations and Vice Chairman of the Business Roundtable; Past Chairman of the U.S.-China Business Council and American Chemistry Council. Co-Chair of the President’s Advanced Manufacturing Partnership. Member of the President’s Export Council, the American Australian Association, the U.S.-India CEO Forum and the Peterson Institute for International Economics. Member of the Board of Trustees of Tufts University.

Director of International Business Machines Corporation. Former director of Citigroup, Inc. (2005 – April 2011).

Paul Polman, 56. Chief Executive Officer of Unilever PLC and Unilever N.V. Director since 2010.

Unilever PLC and Unilever N.V. (a provider of nutrition, hygiene and personal care products) – Chief Executive Officer January 2009 to date. Nestlé S.A. (a worldwide food company) – Executive Vice President of Americas, January 2008-September 2008; Chief Financial Officer 2006-2008. The Procter & Gamble Company (a provider of consumer, pharmaceutical, cleaning, personal care and pet products) – Group President Europe 2001-2006. CFO of the Year 2007, Investor Magazine; Carl Lindner Award 2006, University of Cincinnati; WSJ/CNBC European Business Leader of the Year 2003. Member of United Nations high level task force on post 2015 development goals. President of the Kilimanjaro Blindtrust/Chair of Perkins International Advisory Board. Board member of Global Consumer Goods Forum. Member: International Business Council of WEF, Swiss American Chamber of Commerce and vice chair of the World Business Council for Sustainable Development. Member of the B-Team (a global initiative to help transform the future of business). Honorary degrees from Universities of Northumbria, UK in 2000 and University of Cincinnati in 2009.

Director of Unilever PLC and Unilever N.V. Former director of Alcon (2006-2008).

*	A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of February 18, 2013.) Dow Benelux N.V., Dow Chemical Pacific Limited and Dow Europe GmbH – all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

10	2013 DOW PROXY STATEMENT

CANDIDATES FOR ELECTION AS DIRECTOR (continued)

Dennis H. Reilley, 59. Former Non-Executive Chairman of Covidien, Ltd. Director since 2007.

Covidien, Ltd. (a provider of healthcare products) – Non-Executive Chairman, April 2007 to November 2008; Board member, April 2007 to date. Praxair, Inc. (a provider of gases and coatings) – Chairman 2000-2007; President and Chief Executive Officer 2000-2006. E.I. duPont de Nemours & Co. – Executive Vice President and Chief Operating Officer 1999-2000; Executive Vice President 1997-1999; Vice President and general manager, Lycra business 1996-1997; Vice President and general manager, specialty chemicals business 1994-1995; Vice President and general manager, titanium dioxide business 1990-1994. Prior to 1989, held various senior executive positions with Conoco. Former Director of the Conservation Fund. Former Chairman of the American Chemistry Council.

Director of Covidien, Ltd., H.J. Heinz Company and Marathon Oil Company. Former director of Praxair, Inc. (2000-2007).

James M. Ringler, 67. Chairman of Teradata Corporation. Director since 2001.

Teradata Corporation (a provider of database software, data warehousing and analytics) – Chairman, October 2007 to date. NCR Corporation (a producer of automated teller machines and point of sale devices) – Director and Chairman 2005-2007. Illinois Tool Works, Inc. – (following its merger with Premark International, Inc.), Vice Chairman 1999-2004. Premark International, Inc. – Chairman 1997-1999; Director 1990-1999; Chief Executive Officer 1996-1999; President and Chief Operating Officer 1992-1996; Executive Vice-President 1990-1992. Tappan Company – President and Chief Operating Officer 1982-1986; White Consolidated Industries’ Major Appliance Group – President 1986-1990 (both subsidiaries of Electrolux AB).

Director of Teradata Corporation, Autoliv Inc., Ingredion Incorporated, John Bean Technologies Corporation and FMC Technologies, Inc. Former director of NCR Corporation (2005-2007).

Ruth G. Shaw, 64. Former Executive Advisor of Duke Energy Corporation. Director since 2005.

Duke Energy Corporation (a provider of electricity and natural gas) – Executive Advisor, October 2006-May 2008, Group Executive, Public Policy and President, Duke Nuclear, April 2006-October 2006; President and Chief Executive Officer, Duke Power Company 2003-2006; Executive Vice President and Chief Administrative Officer 1997-2003; President of The Duke Energy Foundation 1994-2003; Senior Vice President, Corporate Resources 1994-1997; Vice President, Corporate Communications 1992-1994. President, Central Piedmont Community College, Charlotte, NC 1986-1992. President, El Centro College, Dallas, TX 1984-1986. Chair, Foundation Board of Trustees for the University of North Carolina at Charlotte: Carolina Thread Trail Governing Board. Director, Foundation for the Carolinas.

Director of DTE Energy. Former director of Wachovia Corporation (1990-2008).

2013 DOW PROXY STATEMENT	11

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available at www.DowGovernance.com. Stockholders may receive a printed copy of the Corporate Governance Guidelines without charge by contacting the Office of the Corporate Secretary.* These Guidelines were adopted by the Board of Directors in order to set forth key areas of importance in Dow corporate governance.

The Board of Directors

The ultimate authority to oversee the business of The Dow Chemical Company rests with the Board of Directors. The role of the Board is to effectively govern the affairs of the Company for the benefit of its stockholders and, to the extent appropriate under Delaware corporation law, other constituencies including employees, customers, suppliers and communities in which it does business. Among other duties, the Board appoints the Company’s officers, assigns to them responsibility for management of the Company’s operations, and reviews their performance.

Director Independence

The Board has assessed the independence of each non-employee Director based upon the Company’s Director independence standards listed on the Company’s corporate governance website (www.DowGovernance.com). These standards incorporate the criteria in the listing standards of the New York Stock Exchange, as currently in effect, as well as additional, more stringent criteria established by the Board. Based upon these standards, the Board has determined that the following members of the Board are independent: Directors Banga, Barton, Bell, Fettig, Hess, Polman, Reilley, Ringler and Shaw. These independent Directors constitute a substantial majority of the Board, consistent with Board policy. In addition, the Board determined that the following members of the Board serving during 2012 were independent at the time they served as directors: Barbara H. Franklin and Paul D. Stern, who retired from the Board in May 2012.

When assessing independence, the Governance Committee and the Board consider all relationships between the Directors and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Company screens for such relationships using an annual Directors and Officers Questionnaire that requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Given the large size of our Company and its diverse commercial and geographic markets, there are times when Dow sells products to, or purchases products or services from, other companies for which Dow Directors serve as executive officers or directors. The Governance Committee and the Board took into account the fact that Messrs. Bell, Fettig, Hess and Polman served as executive officers during all or a portion of the past three years of entities with which Dow made purchases or sales. All such purchases and sales were made at arms-length, commercial terms, and the Directors did not personally benefit from such transactions. In all instances, the extent of business represented significantly less than 2% of Dow’s and the other entity’s revenues. In fact, in all cases the amounts were below 0.3%. With respect to Boeing there were no purchases in 2011 or 2012, and with respect to Hess there were no sales in 2012, while with respect to Whirlpool and Unilever there were sales to and purchases from each entity which in all cases were below the 0.3% amount referenced above.

Board Leadership Structure

Since 2006, Andrew N. Liveris has served as the Chairman, Chief Executive Officer, and President of the Company. Jeff M. Fettig has served as the Lead Director since May 2011.

The Board recognizes that the leadership structure and combination or separation of the CEO and Chairman roles is driven by the needs of the Company at any point in time. The leadership structure at the Company has varied over time and has included combined roles, election of a presiding or lead director, separation of roles, and other transition arrangements for succession planning. As a result, no policy exists requiring combination or separation of leadership roles and the Company’s governing documents do not mandate a particular structure. This has allowed the Board the flexibility to establish the most appropriate structure for the Company at any given time.

The Board has determined that the Company and its stockholders are currently best served by having one person serve as Chairman and CEO as it allows for a bridge between the Board and management and provides critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges. Mr. Liveris’ service as Chairman facilitates the Board decision-making process because Mr. Liveris has first-hand knowledge of the Company’s operations and the major issues facing the Company, and he chairs the Board meetings where the Board discusses strategic and business issues. Mr. Liveris is the only member of executive management who is also a Director.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

12	2013 DOW PROXY STATEMENT

CORPORATE GOVERNANCE (continued)

As part of the decision to elect Mr. Liveris as Chairman, the independent Directors on the Board elected a Lead Director with clearly defined leadership authority and responsibilities. Mr. Fettig currently serves as Lead Director. Among other responsibilities, the Lead Director works with the Chairman to call Board meetings, set the Board agenda and determine the appropriate materials to be provided to the Directors. He leads executive sessions of the Board and other meetings at which the Chairman is not present, has the authority to call meetings of the independent directors, facilitates communication between the Board and management, and serves as focal point for stockholder communications and requests for consultation addressed to independent directors. The Lead Director may retain outside professionals on behalf of the Board as the Board may determine is necessary and appropriate. Contact information for the Lead Director is shown below under “Communication with Directors.”

The election of Mr. Liveris as both Chairman and CEO promotes unified leadership and direction for the Board and executive management. The appointment of the Lead Director and the use of executive sessions of the Board, along with the Board’s strong committee system and substantial majority of independent Directors, allows the Board to maintain effective risk oversight and provides that independent Directors oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of Directors, and the development and implementation of our corporate governance programs.

Risk Oversight

The Board of Directors is responsible for overseeing the overall risk management process for the Company. Risk management is considered a strategic activity within the Company and responsibility for managing risk rests with executive management while the Committees of the Board and the Board as a whole participate in the oversight of the process. Specifically, the Board has responsibility for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate and business plan and each Board Committee is responsible for oversight of specific risk areas relevant to the Committee charters.

The oversight responsibility of the Board and Committees is enabled by an enterprise risk management model and process implemented by management that is designed to identify, assess, manage and mitigate risks. The Audit Committee is responsible for overseeing that management implements and follows this risk management process and for coordinating the outcome of reviews by the other

Committees in their respective risk areas. In addition, the enterprise risk management model and process are reviewed with the Board of Directors annually and the Board recognizes that risk management and oversight comprise a dynamic and continuous process.

The strategic plan and critical issues and opportunities are presented to the Board each year by the CEO and senior management. Throughout the year, management reviews any critical issues and actual results compared to plan with the Board and relevant Committees. Members of executive management are also available to discuss the Company’s strategy, plans, results and issues with the Committees and the Board, and regularly attend such meetings to provide periodic briefings and access. In addition, as noted in the Audit Committee Report on page 52, the Audit Committee regularly meets in executive sessions and holds separate executive sessions with the lead client service partner of the independent registered public accounting firm, internal auditor, general counsel and other management as appropriate.

The Committees undertake numerous risk oversight activities related to their charter responsibilities. For example, the Compensation and Leadership Development Committee regularly reviews any potential risks associated with the Company’s compensation policies and practices (see “Compensation Program Risk Analysis” on page 32 of this Proxy Statement). As another, the Environment, Health, Safety and Technology Committee regularly reviews the Company’s operational risks including those risks associated with process and product safety, public policy, and reputation risks.

Communication with Directors

Stockholders and other interested parties may communicate directly with the full Board, the Lead Director, the non-management Directors as a group, or with specified individual Directors by any of several methods. These methods of communication include mail addressed to The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, and the “Contact Us” feature of Dow’s corporate governance website at www.DowGovernance.com. The Lead Director and other non-management Directors may also be contacted by email addressed to LeadDirector@Dow.com. Please specify the intended recipient(s) of your letter or electronic message. Communications will be distributed to any or all Directors as appropriate depending upon the individual communication. However, the Directors have requested that communications that do not directly relate to their duties and responsibilities as Directors of the Company be excluded from distribution and deleted from email that they

2013 DOW PROXY STATEMENT	13

CORPORATE GOVERNANCE (continued)

access directly. Such excluded items include “spam”; advertisements; mass mailings; form letters and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; surveys; and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will also be screened for omission by the Office of the Corporate Secretary. Any omitted or deleted communication will be made available to any Director upon request.

Board and Committee Meetings; Annual Meeting Attendance

There were seven Board meetings in 2012 and 23 formal Board Committee meetings. All of the Directors attended more than 75% of the sum of the total number of Board meetings and the total number of meetings of the Board Committees on which the Director served during the past year, and all but one had 100% attendance at the six regularly scheduled Board meetings. The Directors are encouraged to attend all Annual Meetings of Stockholders, and in 2012 ten of the twelve Directors then serving attended. Mr. Polman was unable to attend due to a conflict with the annual general meetings of Unilever PLC and Unilever N.V. (the entities for which he serves as chief executive officer). Ms. Franklin was unable to attend due to a family emergency.

Executive Sessions of Directors

The non-management Directors meet in executive session, chaired by the Lead Director (currently Mr. Fettig), in connection with each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. In 2012, there were six executive sessions of the Board of Directors. The Audit, Compensation and Leadership Development, and Governance Committees of the Board typically meet in executive session in connection with every Committee meeting.

Board Committees

Board Committees perform many important functions. The responsibilities of each Committee are stated in the Bylaws and in their respective Committee charters, which are available at www.DowGovernance.com. Stockholders may receive a printed copy of the Committee charters without charge by contacting the Office of the Corporate Secretary.* The Board, upon the recommendation of the Governance Committee, elects members to each Committee and has the authority to change Committee chairs, memberships and the responsibilities of any Committee. A brief description of the current standing Board Committees follows, with memberships listed as of March 18, 2013, the record date for the Meeting. The Audit Committee, Compensation and Leadership Development Committee, and Governance Committee are comprised entirely of independent Directors who meet the applicable independence requirements of the New York Stock Exchange, the U.S. Securities and Exchange Commission (as applicable) and the Company.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

14	2013 DOW PROXY STATEMENT

CORPORATE GOVERNANCE (continued)

Standing Committee and Function	Chair and Members	Meetings in 2012
Audit Committee	J. A. Bell, Chair	9

Oversees the quality and integrity of the financial statements of the Company; the qualifications, independence and performance of the independent auditors; and the Company’s system of disclosure controls and procedures and system of internal control over financial reporting. Has oversight responsibility for the performance of the Company’s internal audit function and compliance with legal and regulatory requirements. A more complete description of the duties of the Committee is contained in the Audit Committee charter available at www.DowGovernance.com.

	J. M. Ringler R. G. Shaw
Compensation and Leadership Development Committee	D. H. Reilley, Chair	6

Assists the Board in meeting its responsibilities relating to the compensation of the Company’s Chief Executive Officer and other senior executives in a manner consistent with and in support of the business objectives of the Company, competitive practice and applicable standards. A more complete description of the duties of the Committee is contained in the Compensation and Leadership Development Committee charter available at www.DowGovernance.com.

	J. M. Fettig J. B. Hess
Environment, Health, Safety and Technology Committee	J. K. Barton, Chair	4

Assists the Board in fulfilling its oversight responsibilities by assessing the effectiveness of environment, health, safety and technology programs and initiatives that support the environment, health, safety, sustainability, innovation and technology policies and programs of the Company, and by advising the Board on matters impacting corporate citizenship and Dow’s public reputation. A more complete description of the duties of the Committee is contained in the Environment, Health, Safety and Technology Committee charter available at www.DowGovernance.com.

	A. A. Allemang P. Polman
Governance Committee	J. M. Fettig, Chair	4

Assists the Board on all matters relating to the selection, qualification, and compensation of members of the Board, as well as any other matters relating to the duties of Board members. Acts as a nominating committee with respect to candidates for Directors and makes recommendations to the Board concerning the size of the Board and structure of committees of the Board. Assists the Board with oversight of governance matters. A more complete description of the duties of the Committee is contained in the Governance Committee charter available at www.DowGovernance.com.

	J. A. Bell D. H. Reilley

2013 DOW PROXY STATEMENT	15

CORPORATE GOVERNANCE (continued)

Board of Directors’ Terms

Dow’s Restated Certificate of Incorporation provides that all Directors stand for election at each Annual Meeting of Stockholders.

Director Qualifications and Diversity

There are certain minimum qualifications for Board membership that Director candidates should possess, including strong values and discipline, high ethical standards, a commitment to full participation on the Board and its Committees, relevant career experience, and a commitment to ethnic, racial and gender diversity. The Governance Committee has adopted guidelines to be used in evaluating candidates for Board membership in order to ensure a diverse and highly qualified Board of Directors. In addition to the characteristics mentioned above, the guidelines provide that candidates should possess individual skills, experience and demonstrated abilities that help meet the current needs of the Board and provide for diversity of membership, such as experience or expertise in some of the following areas: the chemical industry, global business, science and technology, finance and/or economics, corporate governance, public affairs, government affairs, and experience as chief executive officer, chief operating officer or chief financial officer of a major company. Other factors that are considered include independence of thought, willingness to comply with Director stock ownership guidelines, meeting applicable Director independence standards (where independence is desired) and absence of conflicts of interest. The Governance Committee may modify the minimum qualifications and evaluation guidelines from time to time as it deems appropriate. These guidelines for Director qualifications are included in Dow’s Corporate Governance Guidelines, available at www.DowGovernance.com.

The guidelines for Director qualifications provide that a commitment to diversity is a consideration in the identification and nomination of Director candidates. The Governance Committee and the full Board implement and assess the effectiveness of these guidelines and the commitment to diversity by referring to these guidelines in the review and discussion of Board candidates when assessing the composition of the Board and by including questions regarding the diversity of the Board membership in the Board’s annual self-evaluations.

The Governance Committee and the Board believe that the qualifications, skills and attributes set forth generally above for all Directors and more specifically below for each of the Directors, support the conclusion that these individuals are qualified to serve as Directors of the Company and collectively possess a variety of skills, professional experience, and diversity of backgrounds allowing them to effectively oversee the Company’s business. As noted below, the Directors have a diverse combination of the following background and qualifications: leadership experience (including current and former chief executive officer, chief financial officer and other senior executive management positions) at major domestic and foreign companies with global operations in a variety of relevant fields and industries; experience on other public company boards (including chair positions); board or other significant experience with academic, research and philanthropic institutions and trade and industry organizations; and prior government or public policy experience. The Governance Committee and Board have determined that all of the Directors nominated for election meet the personal and professional qualifications identified in this section. Listed below are several of these key attributes as they apply to the individual Directors to support the conclusion that these individuals are highly qualified to serve on the Company’s Board of Directors. Please see pages 7 to 10 for the complete biographies for each of the nominees.

A.A. Allemang

•	diverse global business leadership experience in various executive management and advisory positions with The Dow Chemical Company providing first-hand knowledge of the Company

•	extensive experience and knowledge in chemical industry manufacturing and engineering

•	active involvement with major business and industry organizations including the American Chemical Society which contributes to understanding and addressing issues at the Company

A. Banga

•	global business and leadership experience as Chief Executive Officer of MasterCard Worldwide

•	extensive experience and knowledge of international business operations and financial services which is particularly important given the global presence and financial aspects of the Company

•

active involvement with major business and public policy organizations including the U.S.-India Business Council, the Business Roundtable, the Council on Foreign Relations, and the Foreign Policy Association

J.K. Barton

•	leadership experience as Chair of the Division of Chemistry and Chemical Engineering of California Institute of Technology

16	2013 DOW PROXY STATEMENT

CORPORATE GOVERNANCE (continued)

•

leadership, research, and teaching experience through positions at leading research universities including California Institute of Technology, Columbia University, and Hunter College-City University of New York which is particularly important given the Company’s research and innovation focus

•

active involvement with major science and technology organizations including the National Academy of Sciences and the American Chemical Society which contributes to understanding and addressing issues at the Company

J.A. Bell

•	global business and leadership experience as Chief Financial Officer of The Boeing Company

•	finance and accounting expertise including experience with and direct involvement and supervision in the preparation of financial statements and risk management

•

active involvement with major business and public policy organizations including World Business Chicago, the Chicago Economic Club, and the Commercial Club of Chicago which contributes to understanding and addressing issues at the Company

J.M. Fettig

•	global business and leadership experience as Chairman and Chief Executive Officer of Whirlpool Corporation

•

extensive experience and knowledge of international business operations, manufacturing, marketing, sales and distribution which is particularly important given the global presence and nature of the operations of the Company

•	extensive experience and knowledge of consumer dynamics, branded consumer products, and end-user markets and servicing relevant to the business operations and focus of the Company

A.N. Liveris

•	global business and leadership experience as Chairman and Chief Executive Officer of The Dow Chemical Company

•

active involvement with major business, public policy, and international organizations including the President’s Advanced Manufacturing Partnership (Co-Chair), U.S.-India CEO Forum, the Business Roundtable (Vice-Chairman), U.S. Business Council (Chairman), and the President’s Export Council which contributes to understanding and addressing issues at the Company

•	additional public company board experience as a director of International Business Machines Corporation and academic institution governance experience as a trustee of Tufts University which provides additional corporate governance and compensation experience and financial expertise

P. Polman

•	global business and leadership experience as Chief Executive Officer of Unilever PLC and Unilever N.V.

•

extensive experience and knowledge of international business operations and global consumer product industries and end uses which is particularly important given the global presence and nature of the operations of the Company

•

active involvement with major trade and public policy and international organizations including the European Round Table, The International Business Council of the World Economic Forum, Swiss American Chamber of Commerce, and the World Business Council for Sustainable Development which contributes to understanding and addressing issues at the Company

D.H. Reilley

•

global business and leadership experience in multiple major corporations including Covidien Ltd. (former non-executive Chairman), Praxair, Inc. (former Chairman, President and Chief Executive Officer), E.I. duPont de Nemours & Co. (former Chief Operating Officer), and Conoco, Inc., (various managerial and executive positions)

•	extensive experience and knowledge of the global oil, petrochemical and chemical industries which is particularly important given the global presence and nature of the operations of the Company

•

additional public company board experience as a director of Covidien Ltd., H.J. Heinz and Marathon Oil Company which provides additional corporate governance and compensation experience and financial expertise

J.M. Ringler

•	global business and leadership experience as Chairman of Teradata Corporation

•	extensive knowledge and experience in a variety of manufacturing industries which is particularly important given the global presence and nature of the operations of the Company

•

additional public company board experience as a director of Autoliv, Inc., Ingredion Incorporated, John Bean Technologies Corporation, and FMC Technologies, Inc. which provides additional corporate governance and compensation experience and financial expertise

2013 DOW PROXY STATEMENT	17

CORPORATE GOVERNANCE (continued)

R.G. Shaw

•

global business and leadership experience with Duke Energy Corporation (former Group Executive and Executive Advisor) and Duke Power Company (former President and Chief Executive Officer) and leadership experience at academic institutions including Central Piedmont Community College (former President) and El Centro College (former President)

•

extensive knowledge of and experience with energy and power industries and markets including nuclear, coal, and natural gas which is particularly important given the global presence and nature of the operations of the Company

•	additional public company board experience including current service as a director of DTE Energy Co. which provides additional corporate governance and compensation experience and financial expertise

Recommendations and Nominations for Director

Among the Governance Committee’s most important functions is the selection of Directors. The Committee has a long-standing practice of accepting stockholders’ suggestions of candidates to consider as potential Board members, as part of the Committee’s periodic review of the size and composition of the Board and its Committees. Such recommendations should be sent to the Governance Committee through the Corporate Secretary.*

Under the Company’s Bylaws, stockholders wishing to formally nominate a person for election as a Director at the next Annual Meeting must notify the Corporate Secretary* between the close of business on November 28, 2013, and the close of business on January 27, 2014. However, different deadlines apply if the annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting. Such notices must comply with the provisions set forth in the Bylaws. A copy of the Bylaws may be found on the Company’s website at www.DowGovernance.com. Alternatively, a copy of the Bylaws will be provided without charge to any stockholder who requests it in writing. Such requests should be addressed to the Corporate Secretary.*

The Governance Committee has adopted a process for identifying new Director candidates. Recommendations may be received by the Committee from various sources, including current or former Directors, a search firm retained by the Committee, stockholders, Company executives, and by self-nomination. The Governance Committee uses the same process to evaluate Director nominees recommended by stockholders as it does to evaluate nominees identified by other sources.

The evaluation of new Director candidates involves several steps, not necessarily taken in any particular order. A preliminary analysis of a nominee involves securing a resume and other background data and comparing this data to the Director attributes outlined above, as well as to the current needs of the Board for new members including considerations to ensure diversity of membership in accordance with the guidelines identified above. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from the Company. Candidate information is provided to all Governance Committee members for purposes of discussion and evaluation. If the Committee decides to further evaluate a candidate, interviews are conducted. Other steps may include requesting additional data from the candidate, providing Company background information to the candidate, and determining the candidate’s schedule compatibility with Dow Board and Committee meeting dates.

Code of Business Conduct

All Directors, officers and employees of Dow are expected to be familiar with the Company’s Code of Business Conduct, and to apply it in the daily performance of their Dow responsibilities. The Code of Business Conduct is intended to focus employees, officers and Directors on our corporate values of integrity and respect for people, help them recognize and make informed decisions on ethical issues, help create a culture of the highest ethical and business standards, and provide mechanisms to report unethical conduct. The full text of Dow’s Code of Business Conduct is available at www.DowGovernance.com. Stockholders may receive a printed copy of the Code of Business Conduct without charge by contacting the Office of the Corporate Secretary.* In addition, we will disclose on our website any waiver of or amendment to our Code of Business Conduct requiring disclosure under applicable rules.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1742 (telephone), 989-638-1740 (fax).

18	2013 DOW PROXY STATEMENT

CORPORATE GOVERNANCE (continued)

Certain Transactions and Relationships

The Federal securities laws require public companies to describe any transaction, since the beginning of the last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director and greater than 5% holders of Dow common stock. Companies are also required to describe their policies and procedures for the review, approval or ratification of any related person transaction.

Pursuant to Dow’s Code of Business Conduct, and annual review of Director independence, the Company has had procedures in place to monitor related person transactions for several years. Upon the recommendation of the Governance Committee, the Board of Directors adopted a formal written policy on related person transactions on February 15, 2007 (the “Policy”).

The Governance Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

(1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year,

(2) the Company is a participant, and

(3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

The Governance Committee is responsible to either approve or disapprove of the entry into the transaction, subject to the exceptions listed below. If advance Committee approval of the transaction is not feasible, then the transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting.

The Governance Committee has determined that certain types of transactions shall be deemed to be preapproved by the Committee even if the amount involved will exceed $100,000, including:

(a) employment of executive officers where the officer’s compensation is either reported in the Proxy Statement or would have been reported in the Proxy Statement if the officer was a “named executive officer,” and the Compensation and Leadership Development Committee approved such compensation;

(b) Director compensation where such compensation is reported in the Proxy Statement;

(c) certain transactions with other companies where the related person’s only relationship with the other company is as a director, employee or beneficial owner of less than 10% of that company’s shares, and the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

(d) certain Company charitable contributions where the related person’s only relationship is as an employee or director of the charitable entity and where the aggregate amount does not exceed the greater of $1 million or 2% of the charitable entity’s total annual receipts;

(e) transactions where all stockholders receive proportional benefits;

(f) transactions involving competitive bids; and

(g) regulated transactions.

As discussed above, the Governance Committee has responsibility for reviewing issues involving director independence and related person transactions using information obtained from Directors’ responses to a questionnaire asking about their relationships with the Company, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as certain data collected by the Company related to transactions, relationships or arrangements between the Company on the one hand and a Director, officer or immediate family member on the other.

As part of its annual independence assessment and review of related person transactions, the Governance Committee reviewed the fact that in 2012 the Company made purchases or sales of products or services in the ordinary course of business with certain entities for which some of our Directors are executive officers or directors. The Governance Committee reviewed such transactions and believes that the related persons’ interests in the transactions are not material.

More specifically and as discussed earlier in this Proxy Statement in the section entitled “Director Independence,” the Governance Committee and the Board reviewed these transactions and the fact that Messrs. Bell, Fettig, Hess and Polman served as executive officers during all or a portion

2013 DOW PROXY STATEMENT	19

CORPORATE GOVERNANCE (continued)

of the past three years of entities with which Dow made purchases or sales (The Boeing Company, Whirlpool Corporation, Hess Corporation, and Unilever PLC/N.V. respectively). All such purchases and sales were made at arms-length, commercial terms, and the Directors did not personally benefit from such transactions. In all instances, the extent of business represented significantly less than 2% of Dow’s and the other entity’s revenues. In fact, in all cases the amounts were below 0.3%. With respect to Boeing there were no purchases in 2011 or 2012, and with respect to Hess there were no sales in 2012, while with respect to Whirlpool and Unilever there were sales to and purchases from each entity which in all cases were below the 0.3% amount referenced above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s Directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the U.S. Securities and Exchange Commission (“SEC”) reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its Directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements during fiscal year 2012.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT

The Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with Company management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (“2012 Annual Report”), as incorporated by reference from this Proxy Statement.

The charter of the Committee can be found at www.DowGovernance.com.

D. H. Reilley, Chair

J. M. Fettig

J. B. Hess

20	2013 DOW PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION DISCLOSURE

SECTION ONE – OVERVIEW AND EXECUTIVE SUMMARY

2012 Company Results

2012 was a challenging year due to the ongoing slow and volatile growth of the global economy. Dow maintained its earnings growth trajectory through the first half of 2012. However, the second half of 2012 saw significant deterioration in the markets we serve, particularly in China. In response, Dow identified and took aggressive action to mitigate the effects of a slow-to-no-growth global environment – decisively deploying cost reduction and cash flow improvement levers, and driving aggressive portfolio management to mitigate the impact of downward adjustments to growth forecasts.

Despite these efforts, Dow fell short of its profit plan for the year.

•	Sales of $56.8 billion, down 5 percent year over year on a reported basis.

•	Net Income was $842 million, or $2,249 million excluding certain items.*

*	For additional information on this financial performance measure, please see the “Performance Award” section of the discussion of “2012 Compensation Actions” on page 26.

These results have driven a below target payout for our 2012 Performance Award Program and all three current outstanding performance shares plans are tracking below target payout levels reflecting the connection between performance and pay.

Through hard work, focus and discipline, the Company achieved several significant milestones in 2012.

•	Implemented $2.5 billion of cost reduction and cash flow improvement actions in response to volatile macro-economic conditions

•	Generated nearly $8 billion in cash from operations during the two year period ended December 31, 2012, in line with our stated target

•	Increased dividends declared per share by 34% in 2012 vs. 2011

•	Achieved significant milestones with key, enterprise growth projects – U.S. Gulf Coast investments and Sadara – investments that will further enhance our industry-leading, low-cost feedstock position

•	Maintained focus on investment grade rating – received an upgrade from Moody’s

•

Finalized the K-Dow arbitration which resulted in a $2.16 billion partial award issued in the Company’s favor by the International Chamber of Commerce. On March 4, 2013, the Company received the release of the final award representing the awarding of additional costs and interest with the two awards totaling $2.48 billion.

•	Named for 12th time to Dow Jones Sustainability World Index

•	Received National Safety Council’s Green Cross Medal

Executive Summary of Dow’s Compensation Programs

The following provides an overview of our compensation philosophy and programs as detailed in later sections.

•

The compensation programs at Dow are designed primarily to support the realization of Dow’s vision of being the most profitable and respected science-driven chemical company in the world, while promoting the long-term interests of our stockholders and other stakeholders.

•	Our compensation programs are designed to attract, motivate, reward and retain the most talented executives who can drive business performance.

•

Dow believes in pay-for-performance, which we implement through an annual incentive award that includes objective performance criteria and through equity awards where the value realized is tied to our stock price performance, including shares that vest only if certain performance hurdles are satisfied. These performance components represent at least 80% of the direct compensation of the Named Executive Officers (“NEOs”).

2013 DOW PROXY STATEMENT	21

•

The following elements comprise the total direct compensation awarded to our NEOs: base salary, performance-based annual cash incentive award (“Performance Award”), and equity based Long Term Incentive (“LTI”) awards consisting of Performance Shares, Stock Options and Deferred Stock.

•

We emphasize stock ownership. LTI awards are delivered as equity-based awards to senior executives. Dow executives are required to maintain, until retirement, between four and six times their annual base salary in Dow stock. This encourages managing from an owner’s perspective and better aligns their financial interests with those of Dow stockholders.

•

We target all elements of our compensation programs to provide a competitive compensation opportunity at the median range of our peer group (the “Survey Group”) of companies whose compensation is surveyed by the Compensation and Leadership Development Committee (the “Committee”). Actual payouts under these programs can be above or below the median based on Company and personal performance.

•	Our executives participate in the same group benefit programs, including pension and retirement plans, on substantially the same terms as other salaried employees.

•	Our executives are provided limited perquisites which are granted to facilitate strong, focused performance on their jobs.

•	The Committee exercises discretion in determining compensation actions when necessary due to extraordinary changes in the economy, unusual events or overall Company performance.

Best Practices in Executive Compensation

In an era of increased attention to corporate governance and the link between pay and performance, the Company continues to focus on the following key governance practices for executive compensation. For more information on other governance practices, refer to Section Four “Executive Compensation Governance.”

•	Use of an independent compensation consultant who is engaged directly by the Committee to advise on executive compensation matters.

•

Maintain a strong link between financial and operational goals, stockholder value creation and executive compensation by having relative Total Stockholder Return (“TSR”), Net Income, Return on Capital (“ROC”) and cost control in our incentive programs. In 2012, the Committee added Cash Flow to the annual Performance Award program (starting with the 2013 program) which will measure our ability to translate earnings to cash which allows the Company to invest for the future as well as return value to the shareholders.

•	Ensure our LTI mix includes significant weighting (75% of the LTI grant) toward performance equity vehicles (Stock Options and Performance Shares).

•

Balance risk through compensation programs that are designed to discourage excessive risk taking by executive officers. These design features include a robust clawback policy, strong stock ownership guidelines, and multiple bottom line measures in our incentive programs.

•	Prohibit our executives from engaging in speculative transactions in Company securities and from pledging Company securities, or holding Company securities in margin accounts.

•

Prohibit new or amended Change-in-Control (“CIC”) agreements. For existing CIC agreements, severance payments are equal to two times the executive’s annual base salary and target Performance Award (2.99 times for the CEO) and double triggers are in place in order for an executive to receive benefits.

•

Consider input of stockholders received through our active stockholder engagement initiatives and the advisory say-on-pay results. In making executive compensation determinations, the Committee considered the results of the non-binding, advisory proposal on our executive compensation set forth in our 2012 Proxy Statement. Our stockholders approved our executive compensation program with 83% support. After considering our say-on-pay voting results, stockholder input, compensation consultant advice and other factors addressed in the following discussion, the Committee determined not to make any changes to our executive compensation programs as a result of the vote. The Committee will continue to consider the results from this year’s and future advisory stockholder votes regarding our executive compensation program.

22	2013 DOW PROXY STATEMENT

Objectives of Dow’s Executive Compensation Program

There are four primary objectives of Dow’s executive compensation program. The following table describes each objective and how it is achieved.

Compensation Program Objective	How Objective is Achieved
Support the achievement of Dow’s vision and strategy	• Incentive program metrics are tied to both annual and long-term strategic objectives of the Company. • The compensation programs provide an incentive for executives to meet and exceed Company goals.
Motivate and reward executives when they deliver desired business results and stockholder value

• Compensation awards are based upon performance against Company financial and operational goals and business division goals as well as personal performance. The financial goals are relative TSR, ROC, net income, cost control and free cash flow (starting with the 2013 Performance Award Program).

• Relative TSR versus a peer group drives half of the payout value in our Performance Share program.

Attract and retain the most talented executives to succeed in today’s competitive marketplace

• Compensation elements and pay opportunities are targeted at the median of the Survey Group that we compete with for talent.

• Executives are held accountable for results and rewarded above target levels when Company and personal goals are exceeded. When goals are not met, compensation awards will be below target levels.

Create an ownership alignment with stockholders

• LTI awards are equity-based.

• Stock ownership requirements in place for top executives, and all NEOs exceed their ownership requirements.

• Prohibit speculative transactions, pledging or margining Company securities.

• Approximately 65-70% of NEO pay is equity-based where the value is directly linked to share price appreciation and TSR.

2013 DOW PROXY STATEMENT	23

Elements of Dow’s Executive Compensation Program

The elements of the Company’s executive compensation program are presented below in summary format and more fully explained in the sections that follow.

Program	Description & Purpose of Element
Base Salary	Annual Base Salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within the Company.
Performance Award	The Performance Award is an annual cash incentive program to reward employees for achieving critical financial and operational Company goals.
Stock Options	Stock Options are granted to provide incentive for long-term creation of stockholder value. Stock Options represent 40% of the annual LTI grant value.
Performance Shares

Performance Shares are granted to motivate employees and to reward the achievement of specified financial goals and superior TSR performance over a three-year period. Performance Shares represent 35% of the annual LTI grant value.

Deferred Stock	Deferred Stock is granted in order to help the Company retain its NEOs and other key employees. Deferred Stock represents 25% of the annual LTI grant value.
Health, Welfare and Retirement Programs

Executives participate in the same benefit programs that are offered to other salaried employees. Dow benefits are designed to provide market competitive benefits to protect employees’ and their covered dependents’ health and welfare and provide retirement benefits.

Perquisites	Limited perquisites are provided to executives to facilitate strong performance on the job and enhance their personal security and productivity.

The mix of the three key compensation elements for the CEO and other NEOs are shown below. The charts outline the size, in percentage terms, of each element of targeted direct compensation. The gray sections of the charts reflect the incentive or at-risk performance-based components of compensation (e.g., 89% of the CEO’s compensation is at risk).

24	2013 DOW PROXY STATEMENT

Elements of Compensation: Base Salary

Base salary is a fixed portion of compensation based on an individual’s skills, responsibilities, experience and sustained performance. Base salaries for executives are benchmarked against similar jobs at other companies and are targeted at the median (50th percentile) of the Survey Group after adjusting for Dow’s revenue size. Actual salaries reflect an individual’s responsibilities and more subjective factors, such as the Committee’s (and the CEO’s in the case of other NEOs) assessment of the individual NEO’s performance.

Changes in base salary for the NEOs, as well as for all Dow salaried employees, depend on compensation versus the external market for similar jobs, the individual’s current salary compared to the market, changes in job responsibilities and the employee’s contributions to Dow’s performance as determined by the Committee.

Elements of Compensation: Performance Award

The Performance Award is an annual cash incentive program. Dow uses this component of compensation to reward employees for achieving critical annual Company goals. Meeting or exceeding our annual business and financial goals is important to executing our long-term business strategy and delivering long-term value to stockholders. No Performance Award is payable to NEOs or any officer of the Company unless pre-established minimum Net Income goals are achieved. The 1994 Executive Performance Plan establishes a minimum performance goal of $700 million of net income in order for NEOs to be eligible to receive a payout of the Company component of the Performance Award. This requirement is part of Dow’s strategy for complying with Internal Revenue Code Section 162(m).

Actual award payouts are determined each February following completion of the plan year by measuring the performance against each award component (earned base award). Actual awards for employees including NEOs can be adjusted up or down by 25% from the earned base award based on individual performance and contributions as determined by the Committee.

Elements of Compensation: Long-Term Incentive Awards

Each year the Company grants equity-based LTI awards to leaders and other key employees who demonstrate high performance. Dow chooses this component of compensation to motivate and reward employees for long-term stockholder value creation and the attainment of Company performance goals, retain top talent and create an ownership alignment with stockholders. As with Dow’s approach for all elements of compensation, LTI awards are targeted at the median of the Survey Group for comparable positions.

LTI Vehicle	Weighting	Vesting Terms & Other Conditions
Stock Options	40%	The exercise price equals the closing price on the date of grant. Options vest in three equal annual installments and expire after 10 years.
Performance Shares	35%

Performance Shares can be earned at between 0 and 250% of the target award opportunity after a three-year performance period based on an equal weighting of two goals:

• Dow’s TSR versus a peer group

• Dow’s ROC relative to pre-established goals

Accumulated dividend equivalents are paid only on earned shares after the three-year performance period has ended.

Deferred Stock	25%	Deferred stock grants vest after three years. During the vesting period, holders of outstanding deferred stock grants receive quarterly payments equal to the dividend paid on equivalent shares of Dow Common Stock.

Elements of Compensation: Benefits

The Company provides a comprehensive set of benefits to eligible employees. These include medical, dental, life, disability, accident, retiree medical and life, pension and savings plans. The NEOs are eligible to participate in the same plans as most other salaried employees. In addition, because highly compensated employees are subject to U.S. tax limitations on contributions to some retirement plans, the Company has created non-qualified retirement programs intended to provide these employees with the same benefits they would have received under the qualified plans without the tax limits. The NEOs are eligible to participate in the same non-qualified retirement plans as all other highly compensated salaried employees.

2013 DOW PROXY STATEMENT	25

Elements of Compensation: Perquisites

The Company provides the NEOs and other selected executives limited perquisites in order to enhance their security and productivity. The Committee regularly reviews the perquisites provided to the NEOs as part of their overall review of executive compensation. In 2012, the Committee eliminated the company car perquisite for all executives except the CEO. The Committee determined that the other current perquisites are within an appropriate range of competitive compensation practices. Details about the NEOs’ perquisites, including the aggregate incremental cost to the Company, are shown in the Summary Compensation Table under the “All Other Compensation” column and the accompanying narrative. The Company provides the NEOs and other selected executives the following limited perquisites:

•	Financial and Tax Planning Support

•	Executive Physical Examination

•	Company Car (eliminated in 2012 for all NEOs other than the CEO)

•	Executive Excess Umbrella Liability Insurance

•	Home Security Alarm System

In addition, the CEO is required by the Board of Directors for security and immediate availability reasons to use corporate aircraft for personal travel.

SECTION TWO – 2012 NEOs’ ACHIEVEMENTS AND COMPENSATION ACTIONS

The following contributions and achievements were taken into consideration by the Committee in making the 2012 compensation decisions.

Andrew Liveris: Mr. Liveris serves as President, Chief Executive Officer and Chairman. Mr. Liveris’ compensation for 2012 reflects his leadership in identifying the economic volatility early in 2012 and taking decisive action to mitigate the conditions. Despite the ever-changing global business conditions and challenges that resulted in slow global demand, Dow moved quickly to deploy $2.5 billion of cost reductions and cash flow improvements as well as aggressively manage the Company’s portfolio and prioritize growth investments. Under Mr. Liveris’ leadership, Dow delivered $4 billion of cash flow from operating activities during the year, reduced $613 million of gross debt, and maintained our commitment to rewarding shareholders by increasing dividends declared per share in 2012 by 34%. The Committee also considered Mr. Liveris’ efforts in implementing key initiatives throughout the Company to champion Dow’s commitment to sustainability through his visible and continuous support of Dow’s 2015 Sustainability Goals and his drive to advance Dow’s reputation and brand.

William Weideman: Mr. Weideman serves as Executive Vice President and Chief Financial Officer. He is responsible for overseeing the financial management and integrity of the internal controls for the Company and he leads Dow’s Finance function. Mr. Weideman’s compensation for 2012 reflects his contributions in driving productivity improvements to mitigate external headwinds. This includes managing our $2.6 billion in Capital Expenditures, and taking strategic actions toward cost control, restructuring and cash flow improvement. Finally, the Committee considered the fact that under Mr. Weideman’s leadership Dow improved its investment grade rating – receiving an upgrade from Moody’s in 2012, which allowed us to successfully issue $2.5 billion of new debt with 10- and 30-year tenor at historical low coupons averaging 3.7%.

Charles Kalil: Mr. Kalil serves as Executive Vice President, General Counsel and Corporate Secretary. Mr. Kalil’s compensation for 2012 reflects his oversight and contributions as counsel to the Company as well as his leadership of the Company’s litigation and corporate transactions. Under Mr. Kalil’s leadership, the K-Dow arbitration resulted in a $2.16 billion partial award issued in the Company’s favor by the International Chamber of Commerce. On March 4, 2013, the Company received the release of the final award representing the awarding of additional costs and interest with the two awards totaling $2.4 Billion.

Carol Williams: Ms. Williams serves as Executive Vice President, Manufacturing & Engineering, Supply Chain and Environmental, Health and Safety (EH&S) Operations. The Committee considered Ms. Williams’ leadership of the significant and strategic restructuring in Manufacturing and Engineering which included shutting down nearly 30 Dow manufacturing plants – primarily in Europe and the United States. Ms. Williams worked with the Business leadership to reduce or eliminate capital spending for projects that are no longer a priority in the current slow growth environment. Ms. Williams led efforts that resulted in significant reduction in fixed costs and raw materials savings as well as further improvements in reliability as well as working capital and capacity increases.

26	2013 DOW PROXY STATEMENT

James Fitterling: Mr. Fitterling serves as Executive Vice President and President of Dow Feedstocks, Performance Plastics, Asia and Latin America. Under Mr. Fitterling’s leadership, the Hydrocarbons business and Performance Plastics segment achieved their financial goals for the year. In 2012, Mr. Fitterling enabled a number of key strategic projects for the Company. Mr. Fitterling has oversight for the Company’s U.S. Gulf Coast investment strategy, where we achieved the first major milestone with the successful restart of the St. Charles, Louisiana ethylene cracker. The Committee also considered Mr. Fitterling’s significant contributions to the Corporate Strategy Development.

2012 Compensation Actions

The Committee approved the following compensation and awards for the CEO after considering Dow’s Survey Group market data and the 2012 accomplishments of the Company and the CEO. After considering input from the CEO, the Committee approved the following pay actions for the four other NEOs in 2012. Amounts shown below may differ from those shown in the Summary Compensation Table due to salary adjustments that occurred during the year and the application of financial accounting standards grant pricing for the Long Term Incentives. The values below reflect the compensation decisions made by the Committee.

2012 COMPENSATION ACTIONS

Name	Base Salary ($)	Performance Award ($)	Deferred Stock Awards ($)	Performance Share Awards ($)	Option Awards ($)	Total Compensation ($)
Andrew Liveris	1,820,000	1,368,640	3,025,320	4,235,040	4,840,080	15,289,080
William Weideman	861,378	407,001	862,580	1,207,680	1,380,079	4,718,718
Charles Kalil	972,441	459,478	862,580	1,207,680	1,380,079	4,882,258
Carol Williams	921,317	454,670	862,580	1,207,680	1,380,079	4,826,326
James Fitterling	860,950	424,879	862,580	1,207,680	1,380,079	4,736,168

•

Base Salary: All NEOs were given salary adjustments in 2012 to adjust their relative position to the median range of base salaries for comparable positions with Dow’s Survey Group. There were no material differences between the Survey Group median range of base salary values and the actual base salary for any of the NEOs. This information differs from the values presented in the Summary Compensation Table which reflects base pay received on a fiscal year basis.

•

Performance Award: The 2012 Performance Award Program focused participants on critical financial and operational goals. At the beginning of 2012, the Committee and Board approved the financial and operational goals for the Company and each Business Division. The Committee also reviewed and approved the target award opportunity for each NEO which is expressed as a percentage of base pay. Individual award opportunities vary by job level and are targeted at the median level for comparable positions within the Survey Group. There were no material differences between Dow’s Survey Group median range of annual bonus targets and the target Performance Award for any of the NEOs.

The 2012 Performance Award corporate target goals and 2012 results are shown below. The 2012 Performance Award results are calculated using Net Income (excluding certain items). This measure of Net Income is used by the Company in presentations to investors and excludes the impact of charges related to the Company’s restructuring activities, loss on early extinguishment of debt, goodwill impairment charges, Dow Corning joint venture restructuring and asset abandonment charges, charges for Sadara related development and other costs, a gain on the sale of a contract manufacturing business, and charges related to restructuring implementation costs, as presented in the reconciliation available on the Internet at www.dow.com/investor/earnings.

Measure Used (Weighting)	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	2012 Performance
Net Income (75%)	Reflects operating strength, efficiency and profitability	$2,150 million	$3,100 million	$4,050 million	$2,249 million
Cost Management (25%)	Reflects discipline in meeting corporate cost budgets	$500 million above plan	Meet Corporate Cost Target	$500 million below plan	Below Plan by $439 million

The 2012 Performance Award resulted in an earned base award equal to 47% of the target award opportunity for corporate employees. As allowed by the plan, an individual performance factor may also be applied for each NEO to reflect their personal contributions for the year as determined by the Committee. Shown below is additional detail on the individual 2012 Performance Award Calculation for each NEO.

2013 DOW PROXY STATEMENT	27

2012 PERFORMANCE AWARD DETAILED CALCULATION

Name	Year End Base Salary (a)	PA Target Percent (b)	PA Target Amount (c)	Company / Business Funding Level (d)	Individual Performance Factor (e)	Total PA Payment Percent (f)	Total PA Payout Amount
Formulas			(a*b)			(d*e)	(c*f)
Andrew Liveris	1,820,000	160%	2,912,000	47%	100%	47%	1,368,640
William Weideman	861,378	105%	904,447	47%	95%	45%	407,001
Charles Kalil	972,441	105%	1,021,063	47%	95%	45%	459,478
Carol Williams	921,317	105%	967,383	47%	100%	47%	454,670
James Fitterling	860,950	105%	903,997	47%	100%	47%	424,879

•

Long-Term Incentive Programs: In February 2012, the Committee approved the LTI grant for each NEO as shown in the 2012 Compensation Actions Table above based upon Dow’s Survey Group median range of LTI values and reflective of the mix of equity vehicles described in the “Elements of Dow’s Executive Compensation Program.” There were no material differences between the Survey Group median range of LTI target values and the target LTI award values for any of the NEOs. The Committee also approved the results of the 2009-2011 Performance Share Program and the 2012-2014 Performance Share Program design.

2009-2011 Performance Share Program Results

The 2009-2011 Performance Share Program focused participants on ROC as a critical financial goal and reflected the legacy program that utilized one financial performance measure. With the exception of the 2009-2011 program (that delivered in 2012), the remaining outstanding three-year Performance Share programs utilize two measures – ROC and TSR as described in detail below. The metric goals and payout result for the 2009-2011 program was as follows:

Measure Used	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal	Result
ROC	Reflects operating strength, effectiveness in utilizing capital and profitability	7.5%	9.5%	15.0%	12.1%
Total Payout					175%

2012-2014 Performance Share Program Design

In February 2012, the Committee approved the 2012-2014 Performance Share Plan. As noted above, Performance Share vesting is based on TSR and ROC performance over a three calendar year period. The following table illustrates the measures used, weighting and goals for the 2012-2014 Performance Share program:

Measure Used/ Weighting	Rationale for Measure	Threshold Goal	Target Goal	Maximum Goal
ROC (50%)	Reflects operating strength, effectiveness in utilizing capital and profitability	8.5%	11.0%	15.5%
Relative TSR (50%)	Reflects Dow’s TSR versus a peer group of companies’ TSR	26th Pctl.	51st Pctl.	100th Pctl.

ROC measures how effectively a company has utilized the money invested in its operations and is calculated as Net Operating Profit after Tax (excluding certain items) divided by total average capital. Net Operating Profit after Tax (excluding certain items) is a net income measure the Company uses in presentations to investors that excludes preferred stock dividends, non-controlling interests, and interest expense, exclusive of the certain items identified on page 26, and as presented in the reconciliations available on the Internet at www.dow.com/investor/earnings. For the Performance Share Award program ending in 2011, the ROC result also reflects certain adjustments related to the Rohm and Haas acquisition. To achieve a target payout on the ROC portion, Dow’s ROC must equal or exceed pre-established ROC goals for the same period. Dow’s ROC target is 10% across the industry cycle and as a result the target for Performance Share Awards ranges from 8.5% to 12.0% on current outstanding grants.

28	2013 DOW PROXY STATEMENT

The relative TSR peer group is comprised of companies selected from the S&P 500 Chemical Index and several companies from Dow’s Survey Group that are technology-based and manufacturing-based global companies. The table below shows the 17 company TSR peer group.

Air Products and Chemicals, Inc.	BASF
CF Industries Holdings, Inc.	Eastman Chemical Company
Ecolab Inc.	E.I. du Pont de Nemours & Company
FMC Corporation	International Flavors & Fragrances Inc.
Monsanto Company	PPG Industries, Inc.
Praxair, Inc.	Sigma-Aldrich Corporation
3M Company	The Procter & Gamble Company
Honeywell International Inc.	United Technologies Corporation
Johnson Controls, Inc.

TSR is defined as stock price appreciation plus dividends paid. For Dow and each company in the peer group, a beginning price using a 30 trading day averaging period at the beginning of the performance period and an ending price using a 30 trading day averaging period at the end of the performance period are calculated and used to create a percentile ranking. The TSR portion of the Performance Share Award will pay out at 100% if Dow’s TSR is at the 51st percentile of the peer group. No payout will occur if Dow’s TSR is at or below the 25th percentile. A maximum payout of 250% will occur if Dow’s TSR is at the 100th percentile.

Instead of receiving the Performance Share Award in the form of Dow common stock, the NEOs and other executives subject to stock ownership requirements may elect to receive a cash payment equal to the value of the stock award on the date of delivery. Participants may only make this cash election if they meet or exceed the executive stock ownership guidelines for their job level.

SECTION THREE – HOW EXECUTIVE PAY IS ESTABLISHED

Responsibilities of the Committee

The Committee, which is comprised entirely of independent Directors, is responsible for overseeing the Company’s executive compensation policies and programs with the goal of maintaining compensation that is competitive within the markets in which Dow competes for talent and reflective of the long-term investment interests of Company stockholders. The Committee reviews and approves the compensation design, compensation levels and benefits programs for the NEOs and other senior leaders. The Committee also monitors Company processes on executive succession and work environment/culture. You can learn more about the Committee’s purpose, responsibilities, structure and other details by reading the Committee’s charter which can be found in the Corporate Governance section of the Company’s website at www.DowGovernance.com.

2013 DOW PROXY STATEMENT	29

Committee Resources in Setting Pay

The Committee has several resources, analytical tools and performance measures they consider in determining compensation levels.

Committee Resource	Description
Committee Consultant

The Committee has retained a compensation consultant from Mercer. The consultant, Michael Halloran, reports directly to the Committee. He advises the Committee on trends and issues in executive compensation and the group of companies in the Survey Group. He consults on the competitiveness of the compensation structure and levels of Dow’s executive officers and provides advice and recommendations related to proposed compensation and the design of our compensation programs.

The Committee has the sole authority to retain and oversee the work of Mr. Halloran. Mr. Halloran does not provide services to Company management unless approved by the Chairman of the Committee. In 2012, no such approvals were given. Mercer has multiple safeguards and procedures in place to ensure the independence of the consultants in their executive compensation consulting practice, and the Committee has determined that the compensation consultant’s work has not raised any conflict of interest. These safeguards include a rigidly enforced code of conduct, a policy against investing in client organizations and separation between consulting and administrative business units from a leadership, performance measurement, and compensation perspective. In 2012, Mercer and its affiliates provided approximately $2.2 million in unrelated human resources consulting services to Dow. The decision to engage Mercer to provide these other services was made by management and was reported to the Committee. In addition to the approximately $2.2 million in aggregate fees for human resources consulting services, Mercer’s aggregate fees for executive and director compensation consulting services in 2012 were approximately $212,000.

Dow’s Executive Compensation Department

Dow’s Executive Compensation Department provides additional analysis and counsel as requested by the Committee related to:

• gathering the compensation data of the Survey Group

• benchmarking compensation components (base salary, Performance Award, LTI awards) against the Survey Group

• assisting the CEO and Human Resources Executive Vice President in making preliminary recommendations of base salary structure, design and target award levels for the Performance Award and design and award levels for LTI awards

• providing scenario planning/tally sheet information

The Executive Compensation Department has retained the compensation consultant services of Towers Watson. Towers Watson provides the following assistance to the Executive Compensation Department:

• Survey Group compensation information for executives and non-employee Directors

• benchmarking of key compensation practices and trends in executive compensation

Peer Group and Survey Pay Data

Dow benchmarks its executive compensation programs against a Survey Group of 20 companies. Market pay data for the Survey Group is gathered through compensation surveys conducted by Towers Watson. Dow targets the median of the Survey Group for all compensation elements in order to attract, motivate, develop and retain top level executive talent.

The Survey Group is periodically evaluated and updated to ensure the companies in the group remain relevant. The Survey Group was evaluated in 2012 and was modified to eliminate Tyco International and Kraft Foods since both companies split into two companies and the resulting company size and profile no longer met the peer group criteria.

The Committee used a filtering approach to identify appropriate replacements. The Committee evaluated companies within our industry and in adjacent industries, companies with profiles similar to Dow’s based upon business complexity, innovation and/or technology, industries and markets served, as well as companies with similar revenue size, market capitalization, geographic footprint, and those companies we compete with for talent.

30	2013 DOW PROXY STATEMENT

Based upon an assessment of those criteria (with no particular weighting), Lockheed Martin and Coca Cola were selected as replacements. The 20 companies are listed below.

SURVEY PEER GROUP

Company	Fiscal Year 2012 Revenues	Market Cap as of 12/31/2012
3M Company	$29,904	$64,246
Alcoa Inc.	$23,700	$9,263
Archer Daniels Midland Company	$89,038	$18,038
The Boeing Company	$81,698	$56,827
Caterpillar Inc.	$65,875	$58,598
The Coca-Cola Company*	$46,542	$162,587
E. I. du Pont de Nemours and Company	$34,812	$41,941
Eli Lilly and Company	$22,603	$54,636
Emerson Electric Co.	$24,412	$38,321
General Electric Company	$147,359	$220,107
Honeywell International Inc.	$37,665	$49,721
Johnson & Johnson	$67,224	$194,265
Johnson Controls Inc.	$41,955	$20,976
Lockheed Martin Corporation	$47,182	$29,679
Monsanto Company	$13,504	$50,634
Pepsico, Inc.*	$66,504	$105,851
Pfizer Inc.	$58,986	$184,648
PPG Industries Inc.	$15,200	$20,756
Procter & Gamble Co.	$83,680	$185,627
United Technologies Corp.	$57,708	$75,166

Observations	20	20
75th Percentile	$66,684	$120,035
Average	$52,778	$82,094
Median	$46,862	$55,732
25th Percentile	$28,531	$36,160

The Dow Chemical Company	$56,786	$38,770

Data reported in $ millions

*	Reflects trailing 12-month revenues as of September 30, 2012.

Factors and Steps in Setting Pay

Compensation for the NEOs and other executive officers is evaluated and set annually by the Committee after considering the following factors:

•	Median range of compensation for similar jobs and job levels in the market, taking into account revenue relative to the Survey Group

•

Company performance against financial measures including net income, earnings per share, EBITDA (earnings i.e. Net Income, before interest, income taxes, depreciation, and amortization), ROC, TSR, cash flow, and cost management discipline

•	Company performance relative to goals approved by the Committee

•	Each executive’s experience, knowledge, skills and personal contributions

•	Business climate, economic conditions and other factors

The CEO makes recommendations to the Committee regarding compensation for senior executives after reviewing the Company’s overall performance, each executive’s personal contributions and relevant compensation market data from Dow’s Survey Group for similar jobs and job levels. The CEO uses discretion when making pay recommendations to the Committee. The Committee is responsible for approving NEO compensation and has broad discretion when setting compensation types and amounts.

2013 DOW PROXY STATEMENT	31

With respect to the CEO, the Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and makes recommendations to the Board of Directors regarding the CEO’s compensation level based on that evaluation. The Committee considers compensation market data from Dow’s Survey Group and uses broad discretion when setting compensation types and amounts for the CEO. The Board of Directors is responsible for approving the CEO’s compensation types and amounts.

As part of the review, Company management and the Committee may also review summary total compensation scenarios for the NEOs. All aspects of compensation are modeled under various scenarios, such as stock price sensitivity and business performance. The scenario sheets present the estimated dollar value of compensation components provided to the NEOs during the most recent fiscal year. They are used as a reference point to assist the Committee’s overall understanding of NEO compensation.

SECTION FOUR – EXECUTIVE COMPENSATION GOVERNANCE

In addition to adhering to the processes described in the preceding sections, the Committee has adopted several policies related to Executive Compensation as detailed below.

Stock Ownership Guidelines

Dow has had stock ownership guidelines in place for its NEOs and other senior executives since 1998. The Committee regularly reviews the guidelines relative to market practice and the current value of Dow stock.

Specific stock ownership requirements vary by job level and are determined by applying a multiple between four and six to the base salary midpoint. The guideline values are converted to a fixed share amount for each job level and remain at that level until the Committee determines that an adjustment is appropriate. After a review of current stock ownership guidelines and relevant market data, the Committee adjusted the specific stock ownership requirements upward based on more current salary data in 2012.

The CEO is required to own stock with a value of six times base salary and the other NEOs are required to own stock with a value of four times base salary. The executives are given five years to achieve the initial ownership guideline for their job level following promotion to that level and must maintain these levels until retirement. For purposes of these guidelines, stock ownership includes Dow Common Stock beneficially owned (including stock owned by immediate family members), Deferred Stock not yet delivered, Performance Shares vested but not yet delivered, and stock held beneficially through the Company’s savings plans.

All NEOs currently hold shares significantly in excess of the guidelines providing further evidence of Dow’s philosophy of encouraging the holding of shares in excess of stock ownership guidelines until retirement.

The following table shows the stock ownership guideline for each NEO and their holdings as of December 31, 2012.

EXECUTIVE STOCK OWNERSHIP GUIDELINES & HOLDINGS FOR 2012

NEO & Guidelines			Personal Holdings
Name	Guideline # Shares	Multiple of Base Salary	2012 Personal Holdings	Shares Held In Excess of Guideline	Percent in Excess of Guideline	Shares Held as a Multiple of Base Salary
Andrew Liveris	250,000	6x	855,488	605,488	242%	15x
William Weideman	80,000	4x	190,233	110,233	138%	7x
Charles Kalil	80,000	4x	225,147	145,147	181%	7x
Carol Williams	80,000	4x	179,394	99,394	124%	6x
James Fitterling	80,000	4x	151,378	71,378	89%	6x

LTI Grant Practices & Holding Requirements

LTI awards are granted under The Dow Chemical Company 2012 Stock Incentive Plan, Dow’s omnibus stockholder approved plan for equity awards to employees and directors. LTI grants are approved by the Committee and administered by Dow’s Executive Compensation Department.

32	2013 DOW PROXY STATEMENT

The annual grant date for all employees is traditionally the Friday following the Committee’s February meeting – held on the second Wednesday of February each year. The Company does not grant discounted options, backdate options or re-price outstanding options. Dow calculates the aggregate grant date fair value of awards in the year of grant in accordance with the same standard it applies for financial accounting purposes.

Executives must continue to meet their stock ownership guidelines until retirement and since LTI awards do not have provisions for accelerated vesting at retirement, NEOs continue to hold a significant portion of their compensation value in Dow stock for at least three years after retirement.

Change-in-Control and Severance Arrangements

While legacy agreements remain in existence, the Committee prohibits new or amended change-in-control agreements. The Committee adopted a change-in-control arrangement for senior executives, including Messrs. Liveris and Kalil, in 2007. The change-in-control arrangement provides, among other things, a severance payment equal to two times the executive’s base salary and target Performance Award (2.99 times for the CEO) and tax gross-up protection in the event severance benefits exceed statutory thresholds and become subject to an excise tax.

Under the change-in-control agreements, an executive must be involuntarily terminated within two years of a change-in-control in order to receive benefits. The Company believes this “double-trigger” practice is in the best interest of stockholders as it does not pay any benefits to an executive unless he or she is negatively impacted by a change-in-control event that is in the best interest of Dow stockholders.

No new agreements have been executed since 2007.

Executive Compensation Recovery (Clawback) Policy

The Company has adopted an Executive Compensation Recovery Policy for executive officers that is set forth in the Company’s Corporate Governance Guidelines. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets if an executive officer engaged in grossly negligent conduct or intentional misconduct resulting in a financial restatement or in any increase in his or her incentive income. Incentive income includes income related to the annual Performance Award and LTI awards. The Company may also recover any awards made to an executive during the prior three years should the executive engage in activity that competes with, or is otherwise harmful to the Company or its affiliated companies.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance based compensation meeting certain requirements. Although the Company does consider the impact of this rule when making compensation decisions, Dow policy does not require all executive compensation to be tax-deductible. In the interest of flexibility and overall benefit for the Company’s stockholders, the Committee will continue to facilitate the awarding of responsible but adequate executive compensation while taking advantage of Section 162(m) whenever feasible. Amounts paid under the compensation program, including base salary, Performance Awards and grants of Deferred Stock (Restricted Stock and Restricted Stock Units) may not qualify as performance based compensation excluded from the limitation on deductibility.

Trading and Pledging Restrictions

As set forth in the Company’s Corporate Governance Guidelines, it is against Company policy for executive officers to engage in speculative transactions in Company securities. Specifically, it is against Company policy for executive officers to trade in puts or calls in Company securities or sell Company securities short. In addition, it is against Company policy for executive officers to pledge Company securities, or hold Company securities in margin accounts.

Compensation Program Risk Analysis

In 2012, the Committee reviewed the Company’s compensation policies and practices and determined that our incentive compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company. To

2013 DOW PROXY STATEMENT	33

conduct this review, the Company completed an inventory of its incentive compensation plans and policies. The evaluation covered a wide range of practices and policies including: the balanced mix between pay elements, the balanced mix between short and long term programs, caps on incentive payouts, governance controls in place to establish, review and approve goals, use of multiple performance measures, discretion on individual awards, use of stock ownership guidelines, use and provisions in severance/change-in-control policies, use of a compensation recovery policy and Committee oversight of compensation programs. Several of our incentive plans and programs have features that mitigate risk, including the use of multiple measures in our annual and long-term incentive plans, use of reported performance measures, the Committee’s discretion in incentive payment levels, a balanced mix of long-term incentive vehicles, significant stock ownership guidelines and our Executive Compensation Recovery Policy.

Advisory Vote on Executive Compensation

The Company provided stockholders a “say-on-pay” advisory vote on its executive compensation in May 2012 under recently adopted Section 14A of the Securities Exchange Act of 1934, as amended. At the Company’s 2012 Annual Meeting of Stockholders, approximately 83% of the votes cast for approval of the say-on-pay advisory vote. The Committee carefully evaluated the results of the 2012 annual advisory say-on-pay vote at their subsequent meetings. The Committee also considered numerous other factors in evaluating the Company’s executive compensation program as discussed in this CD&A. While each of these factors informed the Committee’s decisions regarding the NEOs’ compensation, the Committee did not implement changes to the Company’s executive compensation program as a result of the stockholder advisory vote. The Board of Directors has adopted a policy providing for an annual say-on-pay advisory vote. Although non-binding, the Board and the Committee will review and carefully consider the voting results when evaluating our executive compensation program.

34	2013 DOW PROXY STATEMENT

COMPENSATION TABLES AND NARRATIVES

Summary Compensation Table

The following table summarizes the compensation of our CEO, CFO, and our three other most highly compensated executive officers for the fiscal year ended December 31, 2012.

SUMMARY COMPENSATION TABLE FOR 2012

Name and Principal Position	Year	Salary ($)	Bonus ($) (a)	Stock Awards ($) (b)	Option Awards ($) (b) (c)	Non-Equity Incentive Plan Compensation ($) (d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (e)	All Other Compensation ($) (f)	Total ($)
Andrew Liveris, CEO & Chairman	2012	1,808,333	0	8,446,171	4,840,080	1,368,640	6,160,388	366,055	22,989,668
	2011	1,741,667	0	7,659,470	4,400,095	1,498,114	3,711,285	263,994	19,274,624
	2010	1,691,667	0	5,683,729	5,060,006	5,000,000	3,644,180	297,145	21,376,727
William Weideman, Exec. VP & CFO	2012	836,815	0	2,408,410	1,380,079	407,001	3,465,782	29,469	8,527,557
	2011	755,000	80,000	2,402,766	1,380,058	477,519	2,231,656	29,088	7,356,087
	2010	575,474	0	1,191,649	1,060,969	1,215,522	1,351,143	14,894	5,409,651
Charles Kalil, Exec. VP	2012	951,618	0	2,408,410	1,380,079	459,478	2,798,980	70,339	8,068,904
	2011	913,606	92,000	2,298,114	1,320,092	558,624	1,937,812	59,125	7,179,372
	2010	877,116	0	2,015,197	1,791,818	1,791,139	2,240,220	46,697	8,762,187
Carol Williams, Exec. VP	2012	900,110	0	2,408,410	1,380,079	454,670	3,028,396	65,858	8,237,524
James Fitterling, Exec. VP	2012	836,636	35,518	2,408,410	1,380,079	424,879	2,853,921	53,243	7,992,687

(a)	Bonus amount for Mr. Fitterling in 2012 was a special one-time recognition award for extraordinary effort and contribution toward corporate strategy activities.

(b)	Amounts represent the aggregate grant date fair value of awards in the year of grant in accordance with the same standard applied for financial accounting purposes. A maximum payout on the Performance Share programs would result in additional value of: Liveris $5,166,749; Weideman $1,473,370; Kalil $1,473,370; Williams $1,473,370; Fitterling $1,473,370.

(c)	Dow’s valuation for financial accounting purposes uses the widely accepted lattice-binomial model. The option value calculated for the NEOs’ grants was $9.38 for the grant date of February 10, 2012. The exercise price of $34.00 is the closing Dow stock price on the date of grant.

(d)	Individual results for Non-Equity Incentive Plan Compensation are detailed in the Performance Award section of the 2012 Compensation Actions and reflect income paid in 2013 under our annual Performance Award (PA) program for performance achieved in 2012.

(e)	Reflects the aggregate change in the actuarial present value of accumulated pension benefits at age 65 using the actuarial assumptions included in the Company’s audited financial statements. Negative changes in pension value are included as zero in the Summary Compensation Table. An analysis of the Change in Pension Value for 2012 is shown below. The amounts recorded in this column vary with a number of factors, including the discount rate applied to determine the value of future payment streams. As a result of a reduction in prevailing interest rates in the credit markets since late 2008, the discount rate used pursuant to pension accounting rules to calculate the present value of future payments decreased from 5.05% for fiscal year 2011 to 4.10% in fiscal year 2012. This drives substantial increases in the amount shown in the Summary Compensation Table and is detailed in the table below. The increase in pension value resulting from the change in discount rates does not result in any increase in the benefits payable to participants under the plan.

Name	Change in Discount Interest Rate ($)	Change in Deferral Period, Benefits, and Other ($)	Total Change ($)
Andrew Liveris	3,962,050	2,179,984	6,142,034
William Weideman	1,316,496	2,146,946	3,463,442
Charles Kalil	1,534,001	1,250,813	2,784,814
Carol Williams	1,447,897	1,575,698	3,023,595
James Fitterling	1,363,258	1,485,794	2,849,052

Also includes 2012 above-market non-qualified deferred compensation earnings: Liveris $18,354; Weideman $2,340; Kalil $14,166; Williams $4,801; Fitterling $4,869

2013 DOW PROXY STATEMENT	35

(f)	All Other Compensation includes the cost of Company provided automobile (which was discontinued in 2012 for the NEOs other than the CEO), personal use of corporate aircraft by the CEO as required by Company policy for security and immediate availability purposes, Company contributions to employee savings plans, reimbursements of costs paid for financial and tax planning support, home security, executive health examinations and personal excess liability insurance premiums. The incremental cost to the Company of personal use of Company aircraft is calculated based on the variable operating costs to the Company including fuel, landing, catering, handling, aircraft maintenance and pilot travel costs. Fixed costs, which do not change based upon usage, such as pilot salaries or depreciation of the aircraft or maintenance costs not related to personal travel, are excluded. NEOs also are provided a tax reimbursement for taxes incurred when a spouse travels for business purposes as it is sometimes necessary for spouses to accompany NEOs to business functions. These taxes are incurred because of the Internal Revenue Service’s rules governing business travel by spouses and the Company reimburses the associated taxes. No NEO is provided a tax reimbursement for personal use of aircraft.

The following other compensation items exceeded $10,000 in value:

– Liveris: Personal use of Company aircraft ($157,917), Company contributions to savings plans ($73,464), financial and tax planning ($98,012), tax reimbursements ($33,080)

– Weideman: Company contributions to savings plans ($13,587)

– Kalil: Automobile ($10,947), Company contributions to savings plans ($40,341)

– Williams: Company contributions to savings plans ($34,799), financial and tax planning ($18,359)

– Fitterling: Company contributions to savings plans ($34,479), home security system ($11,250)

Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. This table includes both equity and non-equity awards.

GRANTS OF PLAN-BASED AWARDS FOR 2012

Name	Grant Date	Date of Action by the Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (d)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Liveris	2/8/2012	2/8/2012	0	2,912,000	7,280,000
	2/10/2012	2/8/2012				0	124,560	311,400				5,420,851
	2/10/2012	2/8/2012							88,980			3,025,320
	2/10/2012	2/8/2012								516,000	34.00	4,840,080
William Weideman	2/8/2012	2/8/2012	0	904,447	2,261,117
	2/10/2012	2/8/2012				0	35,520	88,800				1,545,830
	2/10/2012	2/8/2012							25,370			862,580
	2/10/2012	2/8/2012								147,130	34.00	1,380,079
Charles Kalil	2/8/2012	2/8/2012	0	1,021,063	2,552,658
	2/10/2012	2/8/2012				0	35,520	88,800				1,545,830
	2/10/2012	2/8/2012							25,370			862,580
	2/10/2012	2/8/2012								147,130	34.00	1,380,079
Carol Williams	2/8/2012	2/8/2012	0	967,383	2,418,458
	2/10/2012	2/8/2012				0	35,520	88,800				1,545,830
	2/10/2012	2/8/2012							25,370			862,580
	2/10/2012	2/8/2012								147,130	34.00	1,380,079
James Fitterling	2/8/2012	2/8/2012	0	903,997	2,259,993
	2/10/2012	2/8/2012				0	35,520	88,800				1,545,830
	2/10/2012	2/8/2012							25,370			862,580
	2/10/2012	2/8/2012								147,130	34.00	1,380,079

(a)	Performance Share awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.

(b)	Deferred Stock awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.

(c)	Stock Option awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.

(d)	Amounts represent the aggregate grant date fair value of awards in the year of grant in accordance with the same standard applied for financial accounting purposes consistent with the values shown in the Summary Compensation Table.

36	2013 DOW PROXY STATEMENT

Outstanding Equity Awards

The following table lists outstanding equity grants for each NEO as of December 31, 2012. The table includes outstanding equity grants from past years as well as the current year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c) (d)
Andrew Liveris	02/13/2004	90,000	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	180,000	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	400,000	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	460,000	—	43.59	02/16/2017	n/a	n/a	n/a	n/a
	02/15/2008	619,370	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/13/2009	909,100	—	9.53	02/13/2019	n/a	n/a	n/a	n/a
	02/12/2010	367,865	183,935	27.79	02/12/2020	91,100	2,945,263	91,100	2,945,263
	02/11/2011	137,459	274,921	38.38	02/11/2021	71,660	2,316,768	100,320	3,243,346
	02/10/2012	—	516,000	34.00	02/10/2022	88,980	2,876,723	124,560	4,027,025
William Weideman	02/14/2003	12,250	—	27.40	02/14/2013	n/a	n/a	n/a	n/a
	02/13/2004	11,670	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	13,340	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	16,190	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	36,400	—	43.59	02/16/2017	n/a	n/a	n/a	n/a
	02/15/2008	41,250	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/13/2009	57,035	—	9.53	02/13/2019	n/a	n/a	n/a	n/a
	02/12/2010	77,132	38,568	27.79	02/12/2020	19,100	617,503	19,100	617,503
	02/11/2011	43,113	86,227	38.38	02/11/2021	22,480	726,778	31,470	1,017,425
	02/10/2012	—	147,130	34.00	02/10/2022	25,370	820,212	35,520	1,148,362
Charles Kalil	03/01/2000	n/a	n/a	n/a	n/a	108	3,492	n/a	n/a
	02/23/2001	n/a	n/a	n/a	n/a	55	1,778	n/a	n/a
	02/13/2004	8,000	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	17,500	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	48,550	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	70,000	—	43.59	02/16/2017	n/a	n/a	n/a	n/a
	02/15/2008	165,710	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/13/2009	102,978	—	9.53	02/13/2019	n/a	n/a	n/a	n/a
	02/12/2010	130,266	65,134	27.79	02/12/2020	32,300	1,044,259	32,300	1,044,259
	02/11/2011	41,239	82,481	38.38	02/11/2021	21,500	695,095	30,100	973,133
	02/10/2012	—	147,130	34.00	02/10/2022	25,370	820,212	35,520	1,148,362
Carol Williams	02/13/2004	15,000	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	16,670	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	21,040	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	33,480	—	43.59	02/16/2017	n/a	n/a	n/a	n/a
	02/15/2008	65,890	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/12/2010	67,866	33,934	27.79	02/12/2020	16,800	543,144	16,800	543,144
	02/11/2011	35,569	71,141	38.38	02/11/2021	18,540	599,398	25,960	839,287
	02/10/2012	—	147,130	34.00	02/10/2022	25,370	820,212	35,520	1,148,362
James Fitterling	02/13/2004	11,170	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	13,000	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	18,610	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	39,050	—	43.59	02/16/2017	n/a	n/a	n/a	n/a
	02/15/2008	70,960	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/13/2009	76,720	—	9.53	02/13/2019	n/a	n/a	n/a	n/a
	02/12/2010	77,132	38,568	27.79	02/12/2020	19,100	617,503	19,100	617,503
	02/11/2011	39,363	78,727	38.38	02/11/2021	20,520	663,412	28,730	928,841
	02/10/2012	—	147,130	34.00	02/10/2022	25,370	820,212	35,520	1,148,362

(a)	Stock Option award grants vest in three equal installments on the first, second and third anniversaries of the grant date shown in the table.

(b)	Deferred Shares vest and are delivered three years after the grant date.

(c)	Market values based on the 12/31/12 closing stock price of $32.33 per share.

2013 DOW PROXY STATEMENT	37

(d)	Performance Shares granted 2/12/2010, 2/11/2011 and 2/10/2012 will vest and be delivered in April of the year following the end of the performance period. Shares granted in February 2010-2012 are shown at the target level of performance. The actual number of shares to be delivered will be determined at the end of the performance period.

(e)	In addition to the equity grants described above, Messrs. Liveris, Weideman and Kalil received dividend unit grants on 3/9/1988 of 846 shares, 846 shares and 1,125 shares, respectively, which generate a quarterly payment equal to the dividend paid on equivalent shares of Dow Common Stock. These grants will expire on 3/9/2013.

Option Exercises and Stock Vested

The following table summarizes the value received from stock option exercises and stock grants vested during 2012.

OPTION EXERCISES AND STOCK VESTED FOR 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($)
Andrew Liveris	100,800	385,833	441,755	15,363,961
William Weideman	7,500	28,313	28,503	990,732
Charles Kalil	118,676	2,170,652	138,845	4,837,347
Carol Williams	33,608	814,658	46,640	1,623,871
James Fitterling	19,200	57,043	37,240	1,295,225

(a)	Reflects delivery of shares from the 2009-2011 Performance Share program, the 2007 Deferred Stock grants with 5-year vesting and the 2009 Deferred Stock grants with 3-year vesting. All were previously reported in the Summary Compensation Tables in the year they were granted.

Pension Benefits

The following table lists the pension program participation and actuarial present value of each NEO’s defined benefit pension as of December 31, 2012.

PENSION BENEFITS AS OF DECEMBER 31, 2012

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)
Andrew Liveris	Dow Employees’ Pension Plan	17.1	1,353,280
	Dow Executives’ Supplemental Retirement Plan (b)	37.0	26,772,038
William Weideman	Dow Employees’ Pension Plan	36.6	1,399,032
	Dow Executives’ Supplemental Retirement Plan	36.6	7,902,740
Charles Kalil	Dow Employees’ Pension Plan	32.9	1,549,372
	Dow Executives’ Supplemental Retirement Plan	32.9	11,365,734
Carol Williams	Dow Employees’ Pension Plan	32.6	1,325,074
	Dow Executives’ Supplemental Retirement Plan	32.6	7,196,293
James Fitterling	Dow Employees’ Pension Plan	29.0	1,057,969
	Dow Executives’ Supplemental Retirement Plan	29.0	5,858,766

(a)	Unless otherwise noted, all present values reflect accrued age 65 benefits. The form of payment, discount rate (4.10%) and mortality (UP94G) are based on assumptions used to determine pension plan obligations as reflected in the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

38	2013 DOW PROXY STATEMENT

(b)	Mr. Liveris was asked by the Company to permanently transfer to the United States from Australia in 1995, began participation in the Dow Employees’ Pension Plan (“DEPP”) and Executives’ Supplemental Retirement Plan (“ESRP”), and ceased contributions to the Australian Superannuation Fund (“Australian Fund”). Mr. Liveris’ retirement benefit will equal the amount payable under the DEPP formula based on 37 years of actual service with Dow (17 years as a U.S. employee of Dow plus 20 years as an Australian employee of Dow). The ESRP benefit will be reduced by the value of his Australian Fund at the time of retirement. The value of Mr. Liveris’ Company contributions in the Australian Fund at 12/31/12 was 698,998 AUD.

The following table lists the U.S. pension annuity value for each participating NEO and the corresponding replacement value as a percent of total target cash compensation as of December 31, 2012. The replacement value percentages for the NEOs are comparable to most other salaried employees with similar age and years of service.

PENSION REPLACEMENT VALUE AS OF DECEMBER 31, 2012

Name	Pension Annuity Value ($) (a)	Replacement Value (%) (b)
Andrew Liveris	2,274,024	48%
William Weideman	754,740	43%
Charles Kalil	920,532	46%
Carol Williams	615,672	33%
James Fitterling	409,032	23%

(a)	Annual pension benefit if NEO retired on December 31, 2012, stated as a single-life annuity with no survivor options.

(b)	Annual pension benefit as a percentage of annual Base Salary + Target Performance Award.

Pension Benefits – Additional Information

The Dow Employees’ Pension Plan

For employees hired prior to January 1, 2008:

The Company provides the Dow Employees’ Pension Plan (“DEPP”) for its U.S. employees and for employees of some of its wholly owned U.S. subsidiaries. Upon retirement, NEOs receive an annual pension under the DEPP formula subject to statutory limitations. The benefit is paid in the form of a monthly annuity and is calculated based on the sum of the employee’s yearly basic and supplemental accruals up to a maximum of 425% for basic accruals and 120% for supplemental accruals.

•	Basic accruals equal the employee’s highest consecutive three-year average compensation (“HC3A”) multiplied by a percentage ranging from 4% to 18% based on the age of the employee in the years earned.

•

Supplemental accruals are for compensation in excess of a rolling 36-month average of the Social Security wage base. Supplemental accruals range from 1% to 4%, based on the age of the employee in the years earned.

The sum of the basic and supplemental accruals is divided by a conversion factor to calculate an immediate monthly benefit. If the employee terminates employment before age 65 and defers payment of the benefit, the account balance calculated under this formula will be credited with interest. All NEOs participate in DEPP.

For employees hired on or after January 1, 2008:

The Personal Pension Account (“PPA”) grows annually based on Pay Credits and Interest Credits. At the end of each year, 5% of an employee’s base pay and actual variable pay is credited to the account (“Pay Credit”). Additionally, the Personal Pension Account is credited with an annual Interest Credit equal to the Interest Credit Rate multiplied by the Personal Pension Account balance as of December 31 of the previous year. The Interest Credit Rate is determined annually by the Company, and is based on the closing rate on the six-month U.S. Treasury bill on the last business day of September immediately preceding the Plan Year plus 1.5%.

When a vested employee leaves the Company, the PPA can be taken as an immediate annuity, as a deferred annuity or as a lump sum. Vesting is three years.

2013 DOW PROXY STATEMENT	39

The Executives’ Supplemental Retirement Plan:

Because the U.S. Internal Revenue Code limits the benefits otherwise provided by DEPP, the Board of Directors adopted the Executives’ Supplemental Retirement Plan (“ESRP”) to provide employees who participate in DEPP with non-qualified benefits calculated under the same formulas described above. Some parts of the supplemental benefit may be taken in the form of a lump sum depending upon date of hire and plan participation. All NEOs participate in the ESRP.

In addition, Mr. Kalil elected to have his ESRP benefit secured by enrolling in the Key Employee Insurance Program (“KEIP”) in 1997. KEIP is a life insurance program that secured benefits otherwise available under ESRP, which was offered to certain employees as an alternative to the ESRP. Dow has not offered KEIP to employees since 1999 and has no plans to reinstate this program for new participants.

Dow Employees’ Savings Plan – 401(k):

The Company provides all U.S. salaried employees the opportunity to participate in a 401(k) plan (The Dow Chemical Company Employees’ Savings Plan). In 2012, for salaried employees who contributed 2% of annual salary, Dow provided a matching contribution of 100% of the employee’s contribution. For salaried employees who contributed up to an additional 4%, Dow provided a 50% match. All NEOs participate in the 401(k) plan on the same terms as other eligible employees.

Non-Qualified Deferred Compensation

The following table provides information on compensation the NEOs have elected to defer as described in the narrative that follows.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2012

Name	Executive Contributions in Last Fiscal Year ($) (a)	Company Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($) (c)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (d)
Andrew Liveris	90,417	59,867	194,427	—	2,087,094
William Weideman	—	—	6,438	—	141,930
Charles Kalil	47,581	26,744	54,523	—	1,028,108
Carol Williams	84,918	21,202	63,387	—	755,655
James Fitterling	288,173	20,882	275,876	—	2,465,762

(a)	Executive contributions are also reported as salary for 2012 in the Summary Compensation Table.

(b)	Company contributions are also reported as All Other Compensation for 2012 in the Summary Compensation Table.

(c)	A portion of the amounts in the aggregate earnings in last fiscal year column is also reported as Change in Pension Value and Nonqualified Deferred Compensation Earnings in the Summary Compensation Table (as disclosed in footnote (d) to the Summary Compensation Table)

(d)	Includes Company and executive contributions with respect to Mr. Liveris of $87,083 for 2011 and $139,968 for 2010 previously reported in the Summary Compensation Table and Company and executive contributions with respect to Mr. Kalil of $45,680 for 2011 and $43,856 for 2010 previously reported in the Summary Compensation Table.

Because the U.S. Internal Revenue Code limits contributions to The Dow Chemical Company Employees Savings Plan, the Board of Directors adopted the Elective Deferral Plan in order to further assist employees in saving for retirement. This plan allows participants to voluntarily defer the receipt of base salary (maximum deferral of 75%) and Performance Award (maximum deferral of 100%).

Each participant enrolled in the plan receives a matching contribution using the same formula authorized for salaried participants under the 401(k) plan for employer matching contributions. The current formula provides for a matching contribution on the first 6% of base pay deferred. For purposes of calculating the match under the Elective Deferral Plan, the Company will assume each participant is contributing the maximum allowable amount to the 401(k) plan and receiving a match thereon. The assumed match from the 401(k) plan will be offset from the matching contribution calculated under the Elective Deferral Plan. The NEOs’ balances consist primarily of voluntary deferrals (and related earnings), not contributions made by the Company.

40	2013 DOW PROXY STATEMENT

Investment choices include a fund with an interest rate equal to the sum of the 60-month rolling average of ten-year U.S. Treasury Note yield plus the current five-year Dow Chemical credit spread, a phantom Dow stock fund tracking the market value of Dow Common Stock with market dividends paid and reinvested, as well as funds tracking the performance of several mutual funds.

The Elective Deferral Plan allows for distributions to commence on January 31 after separation or after a specific future year that can be later or earlier than the separation date. Distributions may be paid either in a lump sum or in equal monthly, quarterly or annual installments up to 15 years based on the employee’s initial election as to the time and form of payment. If installments were elected, the unpaid balance will continue to accumulate gains and losses based on the employee’s investment selections.

Potential Payments Upon Termination or Change-in-Control

All of the NEOs are currently retirement eligible and entitled to benefits similar to most other salaried employees upon separation from the Company. They are also entitled to additional benefits in the case of an involuntary termination without cause or a change-in-control event. The summary below shows the impact of various types of separation events on the different compensation elements the NEOs receive.

Retirement, Death, or Disability:

•	Base Salary: Paid through date of separation on the normal schedule.

•	Performance Award: Prorated for the portion of the year worked and paid on the normal schedule.

•	Benefits: All NEOs are eligible for retiree medical and life insurance coverage similar to most other salaried U.S. employees.

•	Retirement Plans: Participants have access, in accordance with elections and plan features, to the following retirement plan benefits:

•	Elective Deferral Plan benefits as shown in the Non-Qualified Deferred Compensation Table and accompanying narrative.

•

Pension benefits as shown in the Pension Benefits Table and described in the accompanying narrative. Participants in DEPP and ESRP are paid a monthly annuity and/or lump sum. Participants in PPA may elect either an annuity or lump sum payout. Participants in KEIP have additional lump-sum features available.

•	Employee Savings Plan (defined contribution 401(k) plan).

•	Outstanding LTI Awards:

•

Stock Options: Current year grants are prorated for the portion of year worked. Other grants are retained in full. Vesting period remains unchanged; expiration periods are shortened to the earlier of the existing expiration date or five years.

•	Deferred Stock: Current year grants are prorated for the portion of year worked. Other grants are retained in full. Vesting and delivery dates remain unchanged.

•	Performance Shares: Current year grants are prorated for the portion of year worked. Other grants are retained in full. Vesting periods and delivery dates remain unchanged.

Involuntary Termination With Cause:

Because all NEOs are currently retirement eligible, they will receive the same benefits under an Involuntary Termination with Cause as under retirement, as described above, with the exception of incentive income (including LTI), which may be recovered by the Company as described in the Executive Compensation Recovery Policy.

2013 DOW PROXY STATEMENT	41

Involuntary Termination Without Cause:

In addition to the benefits received due to retirement, as described above, NEOs will receive the following benefits if involuntarily terminated without cause.

•

A lump-sum severance payment of two weeks per year of service (up to a maximum of 18 months) under the U.S. Severance Plan, plus six months base salary under the Executive Severance Supplement. The U.S. Severance Plan covers most salaried employees in the United States.

•	Outplacement counseling and financial/tax planning with a value of $30,000.

•	Eighteen months of health and welfare benefits at employee rates.

Change-in-Control:

In addition to benefits received due to retirement, as described above, the non-qualified portion of the pension benefit is payable as a lump sum if any of the NEOs are involuntarily separated within two years of a change-in-control event (double-trigger).

Separately, Messrs. Liveris and Kalil will also receive the following benefits if separated within two years of a change-in-control event as referenced in the Compensation Discussion and Analysis. An executive must be involuntarily terminated within two years of a change-in-control in order to receive benefits (double-trigger).

•	A severance payment equal to two times the executive’s annual base salary and target Performance Award (2.99 times for the CEO).

•	An additional two years of credited service and age for purposes of calculating retirement benefits (three years for the CEO).

•	A financial, tax and outplacement allowance of $50,000.

•	Eighteen months of health and welfare benefits at employee rates.

•	Tax gross-up protection in the event severance exceeds statutory thresholds and becomes subject to an excise tax.

•	LTI awards in the form of Performance Shares and Deferred Stock will vest and be delivered as soon as possible after the change-in-control event. Stock Options will vest immediately.

42	2013 DOW PROXY STATEMENT

The following table summarizes the value of the incremental benefits to be received due to an Involuntary Termination without cause or a change-in-control event as of December 31, 2012.

INVOLUNTARY TERMINATION OR CHANGE-IN-CONTROL VALUES

Name	Type of Benefit	Involuntary Termination Without Cause ($)	Change-in-Control ($) (a)
Andrew Liveris	Severance	3,500,000	14,148,680
	Increase in Present Value of Pension	n/a	6,426,765
	Health & Welfare Benefits	5,886	5,886
	Outplacement & Financial Planning	30,000	50,000
William Weideman	Severance	1,643,244	1,643,244
	Increase in Present Value of Pension	n/a	1,606,206
	Health & Welfare Benefits	4,896	4,896
	Outplacement & Financial Planning	30,000	30,000
Charles Kalil	Severance	1,716,733	3,987,008
	Increase in Present Value of Pension	n/a	2,495,334
	Health & Welfare Benefits	5,886	5,886
	Outplacement & Financial Planning	30,000	50,000
Carol Williams	Severance	1,615,849	1,615,849
	Increase in Present Value of Pension	n/a	2,240,031
	Health & Welfare Benefits	5,886	5,886
	Outplacement & Financial Planning	30,000	30,000
James Fitterling	Severance	1,390,765	1,390,765
	Increase in Present Value of Pension	n/a	2,381,424
	Health & Welfare Benefits	3,385	3,385
	Outplacement & Financial Planning	30,000	30,000

(a)	An executive must meet the double trigger requirement of being involuntarily terminated within two years of a change-in-control in order to receive benefits.

2013 DOW PROXY STATEMENT	43

Director Compensation

Dow benchmarks its non-employee Director compensation programs, designs and compensation elements against the same Survey Group used for executive compensation, as described in the Market Benchmarking section of the Compensation Discussion and Analysis. Dow targets the median range of compensation of the Survey Group for all Director compensation elements. The following table lists the compensation provided to Dow’s Directors in 2012.

DIRECTOR COMPENSATION FOR 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (b)	All Other Compensation ($)	Total ($)
Arnold A. Allemang	115,000	106,124	—	—	—	—	221,124
Jacqueline K. Barton	125,000	106,124	—	—	6,595	—	237,719
James A. Bell	145,000	106,124	—	—	4,475	—	255,599
Jeff M. Fettig	155,000	106,124	—	—	—	—	261,124
Barbara H. Franklin	65,000	106,124	—	—	—	—	171,124
John B. Hess	115,000	106,124	—	—	—	—	221,124
Paul Polman	115,000	106,124	—	—	—	—	221,124
Dennis H. Reilley	125,000	106,124	—	—	—	—	231,124
James M. Ringler	130,000	106,124	—	—	3,392	—	239,516
Ruth G. Shaw	125,000	106,124	—	—	1,902	—	233,026
Paul G. Stern	65,000	106,124	—	—	2,777	—	173,900

(a)	The March 5, 2012 full grant date fair value of Restricted Stock granted is $33.69 per share with a total value of $106,124 for each Director (3,150 shares) represented in accordance with the same standard applied for financial accounting purposes.

(b)	Consists exclusively of above-market nonqualified deferred compensation earnings.

Non-Employee Directors’ Fees Earned or Paid in Cash

2012 Directors’ fees as stated below are paid only to Directors who are not employees of the Company.

Fee Category	Annual Rate
Annual Retainer	$70,000
Meeting Retainer	$45,000
Audit Committee Chairmanship	$15,000
All Other Committee Chairmanships	$10,000
Audit Committee Membership	$15,000
Lead Director Service	$25,000

Non-Employee Directors Stock Grant

In 2012, each non-employee Director received 3,150 shares of Restricted Stock, with provisions limiting transfer while serving as a Director of the Company, and, at a minimum, for two years from the date of grant. The 2012 grants were made from the 2003 Non-Employee Directors Stock Incentive Plan.

Non-employee Directors who join the Board of Directors after the annual grant of Restricted Stock and Stock Options for that year and prior to December 31 of that year are eligible to receive a one-time cash payment (“New Director Retainer”) within 30 days of the effective date of their election as a Director. The intent of this New Director Retainer is to encourage a

44	2013 DOW PROXY STATEMENT

new Director to make an initial investment in the stock of the Company. The amount of the New Director Retainer is calculated from the net present value of the cash equivalent of that year’s Restricted Stock grant, with stock values based on the then current price of Company stock. It is based on months of Board service for the first year, and is therefore pro-rated for the number of months remaining in the calendar year.

Non-Employee Directors’ Stock Ownership Guidelines

Non-employee Directors have a guideline of owning common stock of the Company equal in value to at least four times the amount of the annual Board retainer fee, with a four-year time period after first election to achieve this level. Directors are also required to retain all Deferred Stock and Restricted Stock grants until retirement from the Board. The following table shows the stock ownership guideline and respective holdings of the non-employee Directors as of December 31, 2012.

DIRECTOR STOCK OWNERSHIP GUIDELINES FOR 2012

Name	Ownership Guideline	2012 Holdings	Shares Held In Excess of Guideline
Arnold A. Allemang	10,000	274,112	264,112
Jacqueline K. Barton	10,000	30,910	20,910
James A. Bell	10,000	20,470	10,470
Jeff M. Fettig	10,000	25,970	15,970
John B. Hess	10,000	97,170	87,170
Paul Polman	10,000	12,540	2,540
Dennis H. Reilley	10,000	23,320	13,320
James M. Ringler	10,000	34,336	24,336
Ruth G. Shaw	10,000	21,590	11,590

Non-Employee Director Deferred Compensation Plan

Non-employee Directors may choose prior to the beginning of each year to have all or part of their fees credited to a deferred compensation account as participants in The Dow Chemical Company Voluntary Deferred Compensation Plan for Non-Employee Directors effective January 1, 2005.

At the election of the Director, fees are deferred into one of several hypothetical investment accounts that accrue investment returns according to the account selected. Investment choices include a fund with an interest rate equal to the sum of the 60-month rolling average of ten-year U.S. Treasury Note yield plus the current five-year Dow Chemical credit spread, a phantom Dow stock account tracking the market value of Dow Common Stock with market dividends paid and reinvested, as well as funds tracking the performance of several mutual funds. These funds are identical to funds offered as part of the Elective Deferral Plan for management level employees. Such deferred amounts will be paid in installments as elected by the Director at the time of deferral commencing in July following the Director’s termination of Board service, in the following July or in July of the calendar year following the Director’s 72nd birthday. If the Director elects to receive payment in July following his or her 72nd birthday and if he or she remains on the Board beyond his or her 72nd birthday, payments shall start in the July following termination of Board service.

Compensation of Non-Management Employee Directors

In 2013, the Board formally terminated the Retirement Policy for Employee Directors (“RPED”), which was designed to compensate directors who were employed by, but who had ceased to be executives of, the Company. Under the RPED, an employee director was paid according to a fixed formula calculated as a percentage of the compensation he had received as an executive. No directors were compensated under the RPED in 2012 or in recent years.

Business Travel Accident Insurance for Non-Employee Directors

Dow has a rider on its Business Travel Accident insurance policy covering each non-employee Director for $300,000, which will cover accidental death and dismemberment if the Director is traveling on Dow business.

2013 DOW PROXY STATEMENT	45

Equity Compensation Plan Information

The table below shows the December 31, 2012 Equity Plan Information.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	(1)	(2)		(3)
	# of securities to be issued upon exercise of outstanding options, warrants, rights	Weighted-average exercise price of outstanding options, warrants, rights ($)		# of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity Compensation Plans Approved by Security Holders	83,426,825	35.30	(a)	80,027,438	(b)
Equity Compensation Plans Not Approved by Security Holders (c)	33,850	35.55		—
Total	83,460,675	35.30		80,027,438

As of December 31, 2012

(a)	Calculation does not include outstanding Deferred Stock or Performance Shares that have no exercise price.

(b)	The 2012 Stock Incentive Plan was approved by shareholders on May 10, 2012 with an initial share pool of 44,500,000 shares. Shares available are calculated using the fungible method of counting shares which consumes 2.1 shares for each Deferred Stock and Performance Share awarded and 1 share for each Stock Option. The 2012 Plan also provides that stock awards under the prior 1988 Award and Option Plan which are forfeited or expire shall be added back into this share pool at the fungible ratios. Shares available for grant under other stockholder-approved plans are also included. Total includes 44,749,231 shares available under the 2012 Stock Incentive Plan pursuant to the method described above, 35,000,000 shares available under the 2012 Employees’ Stock Purchase Plan, and 278,207 shares available under the 1994 Executive Performance Plan.

(c)	Includes 19,250 and 14,600 outstanding stock options granted prior to 2005 under The Dow Chemical Company 1994 Non-Employee Directors’ Stock Plan (“1994 Plan”) and the 1998 Non-Employee Directors’ Stock Incentive Plan (“1998 Plan”), respectively. The 1994 Plan previously allowed the Company to grant up to 300,000 stock options, and the 1998 Plan previously allowed the Company to grant up to 600,000 stock options. Both plans limited eligibility to non-employee Directors, and both plans provided that stock options were granted pursuant to a formula and had ten-year terms. No further grants will be issued under either plan.

46	2013 DOW PROXY STATEMENT

BENEFICIAL OWNERSHIP OF COMPANY STOCK

The following table presents the beneficial ownership of Dow’s Common Stock as of February 28, 2013, except as noted, for (i) each Director of the Company, (ii) each executive officer of the Company listed in the Summary Compensation Table, (iii) all Directors and executive officers as a group, and (iv) each person beneficially owning more than 5% of the outstanding shares of Dow’s Common Stock.

Name	Current Shares Beneficially Owned (a)		Rights to Acquire Beneficial Ownership of Shares (b)	Total	Percent of Shares Beneficially Owned
A. A. Allemang	241,112.4		90,000.0	331,112.4	*
A. Banga	76.0		0.0	76.0
J. K. Barton	30,910.0		19,650.0	50,560.0	*
J. A. Bell	20,470.0		10,950.0	31,420.0	*
J. M. Fettig	25,970.0		19,650.0	45,620.0	*
J. R. Fitterling	191,227.8		472,979.0	664,206.8	*
J. Harlan	313.1		87,676.0	87,989.1	*
J. B. Hess	97,170.0		6,050.0	103,220.0	*
C. J. Kalil	167,666.7		739,659.0	907,325.7	*
A. N. Liveris	656,848.7		3,657,187.0	4,314,035.7	*
P. Polman	12,540.0		0.0	12,540.0	*
D. H. Reilley	23,320.0		0.0	23,320.0	*
J. M. Ringler	34,335.6		19,650.0	53,985.6	*
R. G. Shaw	21,590.0		10,950.0	32,540.0	*
W. H. Weideman	136,337.8		426,854.0	563,191.8	*
C. A. Williams	120,405.8		338,492.0	458,897.8	*

Group Total	1,780,293.9		5,899,747.0	7,680,040.9	0.64%

All Directors and Executive Officers as a Group (23 persons)	2,908,263.4		10,272,847.0	13,181,110.4	1.09%

Certain Other Owners:
Capital Research Global Investors	99,337,800.0	(c)		99,337,800.0	8.3%
Capital World Investors	97,199,700.0	(d)		97,199,700.0	8.1%
BlackRock, Inc.	64,551,940.0	(e)		64,551,940.0	5.38%

(a)	Except as otherwise noted and for shares held by a spouse and other members of the person’s immediate family who share a household with the named person, the named persons have sole voting and investment power over the indicated number of shares. This column also includes all shares held in trust for the benefit of the named party in The Dow Chemical Company Employees’ Savings Plan. Beneficial ownership of some or all of the shares listed may be disclaimed.

(b)	This column includes any shares that the person could acquire through 4/29/2013, by (1) exercise of an option granted by Dow; (2) Performance Shares granted by Dow to be delivered prior to 4/29/2013; or (3) payment of any balance due under a subscription in The Dow Chemical Company 2012 Employees’ Stock Purchase Plan. To the extent that these shares have not been issued as of the record date, they cannot be voted at the Meeting.

(c)	Based on a Schedule 13G/A filed by Capital Research Global Investors on February 13, 2013 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2012. Capital Research Global Investors has sole voting power over 99,337,800 shares and sole dispositive power over 99,337,800 shares. Capital Research Global Investors’ address is 333 South Hope Street, Los Angeles, CA 90071.

(d)	Based on a Schedule 13G/A filed by Capital World Investors on February 13, 2013 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2012. Capital World Investors has sole voting power over 97,199,700 shares and sole dispositive power over 97,199,700 shares. Capital World Investors’ address is 333 South Hope Street, Los Angeles, CA 90071.

(e)	Based on a Schedule 13G/A filed by BlackRock, Inc. on February 8, 2013 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2012. BlackRock, Inc. has sole voting power over 64,551,940 shares and sole dispositive power over 64,551,940 shares. BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022.

*	Less than 0.36% of the total shares of Dow Common Stock issued and outstanding.

2013 DOW PROXY STATEMENT	47

Agenda Item 2

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

RESOLVED, that the appointment of Deloitte & Touche LLP to audit the 2013 consolidated financial statements and related internal control over financial reporting of The Dow Chemical Company and its subsidiaries, made by the Audit Committee with the concurrence of the Board of Directors, is hereby ratified.

The Company Bylaws provide that the selection of the independent registered public accounting firm must be presented for stockholder ratification or rejection at the Annual Meeting. The Audit Committee has appointed, and the Board has concurred subject to your ratification, Deloitte & Touche LLP to audit and report on the consolidated financial statements and related internal control over financial reporting of Dow and its subsidiaries for 2013. Deloitte & Touche LLP served as Dow’s independent registered public accounting firm for 2012. Deloitte & Touche LLP has offices at or near most of the locations where Dow operates in the United States and other countries.

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Deloitte & Touche LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. Additional information may be found in the Audit Committee Report on page 52 and Audit Committee charter available on the Company’s corporate governance website at www.DowGovernance.com.

The Audit Committee has expressed its satisfaction with Deloitte & Touche LLP. In October 2012, Deloitte & Touche LLP advised the Audit Committee that, like all other major accounting firms, it has been named as a defendant in a number of civil lawsuits, most of which are premised on allegations that financial statements issued by clients and reported on by the firm were incorrect. Deloitte & Touche LLP has further advised the Audit Committee that based on the firm’s historical experience and understanding of the circumstances giving rise to such lawsuits, the firm does not believe that they will have a significant impact on the firm’s ability to serve as the independent registered public accounting firm for the Company. The Audit Committee has concluded that the ability of Deloitte & Touche LLP to perform services for the Company is not adversely affected by such litigation.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting and may make a statement if they wish. They will be available to answer stockholder questions at the Meeting.

Approval of this proposal to ratify the appointment of Deloitte & Touche LLP requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” or “against” are included. Abstentions and broker non-votes are not included. In the event that the selection of Deloitte & Touche LLP is not ratified by stockholders, the Audit Committee will take that into account in connection with any future decisions as to the selection of a firm to serve as the Company’s auditors, although by law the Audit Committee has final authority over the determination of whether to retain Deloitte & Touche LLP or another firm at any time.

The Board of Directors unanimously recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Dow and its subsidiaries for 2013.

48	2013 DOW PROXY STATEMENT

AGENDA ITEM 2 (continued)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For the years ended December 31, 2012 and 2011, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates. Audit and audit-related fees aggregated $26,993,000 and $27,055,000 for the years ended December 31, 2012 and 2011, respectively. Total fees for the independent registered public accounting firm were:

Type of Fees	2012	2011
	$ in thousands
Audit Fees (a)	$25,175	$24,917
Audit-Related Fees (b)	1,818	2,138
Tax Fees (c)	7,507	6,695
All Other Fees	0	0
TOTAL	$34,500	$33,750

(a)	The aggregate fees billed for the integrated audit of the Company’s annual financial statements and internal control over financial reporting, the reviews of the financial statements in quarterly reports on Form 10-Q, comfort letters, consents, statutory audits, and other regulatory filings.

(b)	The aggregate fees billed primarily for audits of employee benefit plans’ financial statements, due diligence procedures for acquired businesses, audits and reviews of divested businesses, and agreed-upon procedures engagements.

(c)	The aggregate fees billed for preparation of expatriate employees’ tax returns and related compliance services – $6,287,000 in 2012 and $5,806,000 in 2011; international tax compliance – $670,000 in 2012 and $625,000 in 2011; and corporate tax consulting – $550,000 in 2012 and $264,000 in 2011.

2013 DOW PROXY STATEMENT	49

Agenda Item 3

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation and Leadership Development Committee (the “Committee”) has structured our executive compensation program to achieve the following key objectives:

•	attract, motivate, reward, and retain the most talented executives who can drive business performance and objectives;

•

pay for performance by emphasizing variable, at-risk incentive award opportunities which are payable only if specified financial and personal goals are achieved and/or the Company’s stock price appreciates; and

•	align pay and financial interests of our executives with stockholder value creation.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives and provides detailed information on the compensation and strategic accomplishments of our named executive officers. The Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

Beginning in 2011, a “say on pay” advisory vote to approve executive compensation has been required for all U.S. public companies under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board of Directors has adopted a policy providing for an annual “say on pay” advisory vote. Therefore, in accordance with the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2013 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of The Dow Chemical Company (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.

This advisory resolution is non-binding on the Board of Directors. Although non-binding, the Board and the Committee will review and carefully consider the voting results when evaluating our executive compensation program.

Unless the Board of Directors modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the Company’s 2014 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote FOR the approval of the Advisory Resolution to Approve Executive Compensation.

Vote Required

Approval of the resolution requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are included, while abstentions and broker non-votes are not included.

50	2013 DOW PROXY STATEMENT

Agenda Item 4

STOCKHOLDER PROPOSAL ON EXECUTIVE STOCK RETENTION

A stockholder has stated that its representative intends to present the following proposal at the Annual Meeting. The Company will promptly provide the name and address of the stockholder and the number of shares owned upon request directed to the Corporate Secretary. Dow is not responsible for the contents of the proposal. If properly presented at the Annual Meeting, your Board unanimously recommends a vote AGAINST the following proposal.

Stockholder Resolution

Proposal 4 – Executives To Retain Significant Stock

Resolved: Shareholders request that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the committee adopt a share retention percentage requirement of 25% of such shares.

The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay state that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

Our company announced that 3,000 employees will be laid off with severance costs of $350 million. Meanwhile our directors did not turnaround any or most of the low-hanging fruit of strengthening our corporate governance specified in this proposal, which does not require even one lay-off. For instance, GMI/The Corporate Library, an independent investment research firm, had rated our company “D” continuously since 2010 with “High Governance Risk.” Also “High Concern” for director qualifications and “High Concern” in Executive Pay – $19 million for our CEO Andrew Liveris. Plus Mr. Liveris had $22 million in his accumulated pension. Long-term incentive pay for our highest paid executives consisted of performance shares and time-based equity in the form of market-priced stock options and deferred stock. GMI said to be effective, all equity given as a long-term incentive should include job performance requirements.

James Ringer, Arnold Allemang and Jacqueline Barton each had 11 to 19 years long-tenure. Director independence declines after 10 years. A more independent perspective would be a priceless asset for our board of directors. Dennis Reilley and James Ringler each had seats on 4 to 6 boards of major companies – over-extension concern. Mr. Reiley, who chaired our executive pay committee was apparently in demand after his experience with the bankruptcy of Entergy Corporation. James Ringler (audit committee) and Ruth Shaw (executive pay committee) received our highest negative votes.

Please encourage our board to respond positively to this proposal to protect shareholder value:

Executives To Retain Significant Stock – Proposal 4.

Company’s Statement and Recommendation

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

As described in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 20, the stock ownership and retention guidelines established by the Compensation and Leadership Development Committee (the “Committee”) already align the economic interests of senior executives with those of Dow stockholders.

Dow executives are required to maintain until retirement, between four and six times the target annual base salary for their job level in Dow stock. All NEOs currently hold shares significantly in excess of the guidelines. The Committee regularly reviews stock ownership and retention relative to market practice and the current value of Dow stock, and, in fact, adjusted the guidelines upward in 2012.

Separately, Dow policy already prohibits executives from engaging in speculative transactions in Dow securities, including trades in puts or calls, short sales, pledging Dow securities, or holding Dow securities in margin accounts.

The Board remains committed to the design and implementation of equity compensation programs and stock ownership and retention guidelines that best align the interests of Dow executives with those of the stockholders

2013 DOW PROXY STATEMENT	51

AGENDA ITEM 4 (continued)

while providing competitive compensation that requires executives to own a significant portion of Company stock while ensuring appropriate personal flexibility and aligning the long-term interests of employees and stockholders.

For these reasons, Dow believes this proposal is unnecessary and could have adverse consequences for stockholders.

Accordingly, your Board unanimously recommends a vote AGAINST this proposal.

Vote Required

Approval of the resolution requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are included, while abstentions and broker non-votes are not included.

52	2013 DOW PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) of the Board of Directors is comprised entirely of independent Directors who meet the independence, experience and other qualification requirements of the New York Stock Exchange (“NYSE”) and the Company that are available on the Company’s corporate governance website at www.DowGovernance.com. The Committee operates pursuant to a charter that is also available at www.DowGovernance.com.

The Board has determined that Committee members James A. Bell and James M. Ringler are financially literate and are audit committee financial experts as defined by the applicable standards.

The Committee had nine meetings during 2012, five of which were regularly scheduled meetings that included separate executive sessions of the Committee with the lead client service partner of the independent registered public accounting firm, the internal auditor, the general counsel, management and among the Committee members themselves. Four of the meetings were conference calls related to the Company’s earnings announcements and periodic filings. Numerous other informal meetings and communications among the Chair, various Committee members, the independent registered public accounting firm, the internal auditor and/or members of the Company’s management also occurred.

On behalf of the Board of Directors, the Committee oversees the Company’s financial reporting process and its internal control over financial reporting, areas for which management has the primary responsibility. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and for issuing its report on the Company’s internal control over financial reporting.

In this context, the Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and the quarterly unaudited financial statements, matters relating to the Company’s internal control over financial reporting and the processes that support certifications of the financial statements by the Company’s Chief Executive Officer and Chief Financial Officer.

Among other items, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the standards of the Public Company Accounting Oversight Board. The Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management. In addition, the Committee has received written materials addressing Deloitte & Touche LLP‘s internal quality control procedures and other matters as required by the NYSE listing standards.

Further, the Committee pre-approves and reviews audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm to the Company and the related fees for such services. The Committee has pre-approved all services provided and fees charged by the independent registered public accounting firm to the Company, and has concluded that such services are compatible with the auditors’ independence. The Committee’s charter allows delegation of the authority to pre-approve audit, audit-related and permitted non-audit services by the independent registered public accounting firm to a subcommittee consisting of one or more Committee members, provided that such subcommittee decisions be presented to the full Committee at its next scheduled meeting.

Relying on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements and management’s assertion on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the U.S. Securities and Exchange Commission. The Committee has also selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company and its subsidiaries for 2013. The Board of Directors has concurred on that selection and has presented the matter to the stockholders of the Company for ratification.

Audit Committee

James A. Bell, Chair
James M. Ringler
Ruth G. Shaw

2013 DOW PROXY STATEMENT	53

OTHER GOVERNANCE MATTERS

Future Stockholder Proposals

If you satisfy the requirements of the U.S. Securities and Exchange Commission (the “SEC”) and wish to submit a proposal to be considered for inclusion in the Company’s proxy material for the 2014 Annual Meeting, please send it to the Corporate Secretary.* Under SEC Rule 14a-8, these proposals must be received no later than the close of business on November 28, 2013.

Future Annual Meeting Business

Under the Company’s Bylaws, if you wish to raise items of proper business at an annual meeting, other than stockholder proposals presented under Rule 14a-8 for inclusion in the Company’s proxy materials, you must give advance written notification to the Corporate Secretary.* For the 2014 Annual Meeting, written notice must be given between the close of business on November 28, 2013, and the close of business on January 27, 2014. However, different deadlines apply if the annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting. Such notices must comply with the procedural and content requirements of the Bylaws. A copy of the Bylaws may be found on the Company’s website at www.DowGovernance.com. Alternatively one will be sent without charge to any stockholder who sends a written request to the Corporate Secretary.*

Multiple Stockholders with the Same Address

In accordance with a notice sent previously to stockholders with the same surname who share a single address, only one Proxy Statement and accompanying Annual Meeting materials will be sent to an address unless contrary instructions were received from any stockholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the practice. If you are a registered stockholder, you may revoke your consent at any time by sending your name and your investor identification number to the Corporate Secretary.* If you hold your stock in street name, you may revoke your consent to householding at any time by contacting Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717, or by calling 800-542-1061. If you are a registered stockholder receiving multiple copies of these materials at the same address or if you have a number of accounts at a single brokerage firm, you may submit a request to receive a single copy of materials in the future by contacting the Corporate Secretary,* if you are a registered holder, or Broadridge Financial Solutions Inc., if you hold your stock in street name, at the address and telephone number provided above. The Company will promptly deliver to a stockholder who received one copy of the proxy materials as the result of householding, a separate copy of the materials upon the stockholder’s written or oral request to the Corporate Secretary.*

Copies of Proxy Materials and Annual Report

Dow’s Proxy Statement and Annual Report (with Form 10-K) are posted on Dow’s website at www.dow.com/financial/reports or https://materials.proxyvote.com/260543. Stockholders may receive printed copies of each of these documents without charge by contacting the Company’s Investor Relations Office at 800-422-8193 or 989-636-1463, or 2030 Dow Center, Midland, MI 48674.

Internet Delivery of Proxy Materials

Stockholders may consent to receive their Proxy Statement and other Annual Meeting materials in electronic form rather than in printed form. This results in faster delivery of the documents and significant savings to the Company by reducing printing and mailing costs. To enroll for electronic delivery, go to our Investor Relations website at www.DowInvestorRelations.com and select “Stockholder Information,” then click on the link under “Register for Online Delivery of Proxy Materials” and follow the instructions to enroll.

Corporate Governance Documents

The Company’s Code of Business Conduct, Board Committee charters and Corporate Governance Guidelines are available at www.DowGovernance.com. Stockholders may obtain a printed copy of these materials upon request by contacting the Office of the Corporate Secretary.*

54	2013 DOW PROXY STATEMENT

Other Matters

The Board does not intend to present any business at the Meeting not described in this Proxy Statement. The enclosed proxy voting form confers upon the persons designated to vote the shares represented the discretionary authority to vote such shares in accordance with their best judgment. Such discretionary authority is with respect to all matters that may come before the Meeting in addition to the scheduled items of business, including matters incident to the conduct of the Meeting and any stockholder proposal omitted from the Proxy Statement and form of proxy. At the time that this Proxy Statement went to press, the Board of Directors was not aware of any other matter that may properly be presented for action at the Meeting, but the enclosed proxy form confers the same discretionary authority with respect to any such other matter.

Charles J. Kalil Executive Vice President, General Counsel and Corporate Secretary	Midland, Michigan March 28, 2013

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2013 ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 9, 2013 at 10:00 a.m. EDT

Midland Center for the Arts

1801 West St. Andrews, Midland, Michigan

Parking and Attendance

Complimentary self-parking is available at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. Seating is limited. Tickets of admission or proof of stock ownership are necessary to attend the Meeting as explained on page 1 of this Proxy Statement. Only stockholders may attend or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms). Proxy holders are asked to present their credentials in the lobby before the Annual Meeting begins. If you are unable to attend the Meeting, please listen to the live audio webcast at the time of the Meeting or the audio replay after the event, at www.DowGovernance.com.

About Dow

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2012, Dow had annual sales of approximately $57 billion and employed approximately 54,000 people worldwide. The Company’s more than 5,000 products are manufactured at 188 sites in 36 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

™ Trademark of The Dow Chemical Company

Printed on recycled paper	Form No. 161-00786

THE DOW CHEMICAL COMPANY OFFICE OF THE CORPORATE SECRETARY 2030 DOW CENTER MIDLAND, MI 48674

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54881-P33696	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE DOW CHEMICAL COMPANY
The Board of Directors recommends you vote FOR the following proposals: Vote on Directors 1. Election of Directors
Nominees:		For	Against	Abstain
1a. Arnold A. Allemang 1b. Ajay Banga 1c. Jacqueline K. Barton 1d. James A. Bell 1e. Jeff M. Fettig 1f. Andrew N. Liveris 1g. Paul Polman 1h. Dennis H. Reilley		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

1i.  James M. Ringler

1j.  Ruth G. Shaw

2.   Ratification of the Appointment of the Independent Registered Public Accounting Firm.

3.   Advisory Resolution to Approve Executive  Compensation.

The Board of Directors recommends you vote AGAINST the following proposal:

4.   Stockholder Proposal on Executive Stock Retention.

						For ☐ ☐ ☐ ☐ ☐	Against ☐ ☐ ☐ ☐ ☐	Abstain ☐ ☐ ☐ ☐ ☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Annual Meeting of Stockholders

The Dow Chemical Company

May 9, 2013 - 10:00 a.m. EDT

Midland Center for the Arts

1801 West St. Andrews, Midland, Michigan

Ticket is not transferable.

Cell phones, cameras, tablets, etc.

are not permitted at the Meeting

TICKET OF ADMISSION

The Annual Meeting of Stockholders of The Dow Chemical Company will be held on Thursday, May 9, 2013, at 10:00 a.m. EDT at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. Items of business are:

1.	Election of ten Directors named in the Proxy Statement.
2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm.
3.	Advisory Resolution to Approve Executive Compensation.
4.	Stockholder Proposal on Executive Stock Retention.

The Board of Directors recommends a vote FOR Agenda Items 1 through 3 and a vote AGAINST Agenda Item 4.

Only stockholders who held shares of record as of the close of business on March 18, 2013, are entitled to receive notice of and to vote at the Meeting or any adjournment or postponement thereof.

Your vote is important. Whether or not you plan on attending the Meeting, please vote the shares as soon as possible on the Internet, by telephone or by mailing this form.

M54882-P33696

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

Your 2013 Annual Meeting materials are enclosed and may be found on: https://materials.proxyvote.com/260543

PROXY AND VOTING INSTRUCTION FORM

THIS FORM IS SOLICITED ON BEHALF OF THE DOW BOARD OF DIRECTORS

I/We hereby appoint Arnold A. Allemang, James A. Bell and Ruth G. Shaw, jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of THE DOW CHEMICAL COMPANY that I/we may be entitled to vote at the Annual Meeting of Stockholders to be held at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan, on May 9, 2013, at 10:00 a.m. EDT, on the matters listed on the reverse side and upon such other business as may properly come before the Meeting and at any adjournment or postponement thereof.

Such proxies are directed to vote as specified on the reverse side, or if no specification is made, FOR Agenda Items 1 through 3 and AGAINST Agenda Item 4, and to vote in accordance with their discretion on such other matters as may properly come before the Meeting and at any adjournment or postponement of the Meeting. To vote in accordance with the Dow Board of Directors’ recommendations, just sign and date on the reverse side-no voting boxes need to be checked.

NOTICE TO PARTICIPANTS IN EMPLOYEES’ SAVINGS PLANS

This card also constitutes voting instructions for participants in The Dow Chemical Company Employees’ Savings Plan, The Dow Chemical Company Employee Stock Ownership Plan and the PolyOne Retirement Savings Plan (the “Plans”). Your signature on the reverse side of this form will direct the respective Trustee to vote all shares of common stock credited to the account at the Meeting and at any adjournment or postponement thereof. According to its Confidential Voting Policy, Dow has instructed the Trustees and their agents not to disclose to the Dow Board or management how individuals in the Plans have voted. If no instructions are provided, the respective Trustee will vote the respective Plan shares according to the Plan provisions.

Form must be signed and dated on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side